                                                                  Exhibit 10.4

--------------------------------------------------------------------------------

                               PURCHASE AGREEMENT

                                  by and among

                          ARJO WIGGINS APPLETON p.l.c.,

                         ARJO WIGGINS US HOLDINGS LTD.,


                  ARJO WIGGINS NORTH AMERICA INVESTMENTS LTD.,


                          PAPERWEIGHT DEVELOPMENT CORP.



                                       and

                                NEW APPLETON LLC


                            Dated as of July 5, 2001

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                          Page
1.   DEFINITIONS .....................................................................     2

     1.1      Definitions ............................................................     2
     1.2      Other Definitions ......................................................     5

2.   SALE AND TRANSFER OF PARTNERSHIP INTERESTS; PURCHASE PRICE ......................    13

     2.1      Transfer and Sale of Partnership Interests .............................    13
     2.2      Purchase Price .........................................................    14
     2.3      Payment of Purchase Price ..............................................    14
     2.4      Cash Adjustments and the Like ..........................................    14

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER PARENT .....................    15

     3.1      Corporate Existence of Sellers .........................................    15
     3.2      Corporate Authority of Sellers .........................................    15
     3.3      Corporate Existence of Purchased Entities ..............................    16
     3.4      Capitalization of AWDGP and AILLC ......................................    16
     3.5      Capitalization of Purchased Entities (other than AWDGP and AILLC) ......    17
     3.6      Governmental Approvals; Consents .......................................    18
     3.7      Financial Statements ...................................................    18
     3.8      Real and Personal Properties ...........................................    19
     3.9      Contracts ..............................................................    20
     3.10     Litigation; Orders .....................................................    21
     3.11     Intangible Property Rights .............................................    21
     3.12     Tax Matters ............................................................    23
     3.13     Employment and Benefits ................................................    23
     3.14     Compliance with Laws ...................................................    27
     3.15     Finders; Brokers .......................................................    27
     3.16     Environmental Matters ..................................................    28
     3.17     No Other Representations or Warranties .................................    30
     3.18     Undisclosed Commitments or Liabilities .................................    30
     3.19     Warranties True and Correct ............................................    30

4.   REPRESENTATIONS AND WARRANTIES OF BUYERS ........................................    31

     4.1      Corporate Existence ....................................................    31
     4.2      Corporate Authority ....................................................    31
     4.3      Governmental Approvals; Consents .......................................    32
     4.4      Finders; Brokers .......................................................    32
     4.5      Purchase for Investment ................................................    32
     4.6      No Other Representations or Warranties .................................    33
     4.7      Due Diligence ..........................................................    33
     4.8      The ESOP ...............................................................    33

                               TABLE OF CONTENTS
                                  (continued)

                                                                               Page
5.    AGREEMENTS OF ALL PARTIES .............................................   33

      5.1      Operation of the Business ....................................   33
      5.2      Mutual Cooperation; No Inconsistent Action ...................   35
      5.3      Public Disclosures ...........................................   37
      5.4      Access to Records and Personnel ..............................   38
      5.5      Employee Relations and Benefits ..............................   39
      5.6      Repayment of Appleton Debt ...................................   40
      5.7      Business Guarantees ..........................................   41
      5.8      Tax Returns and Elections ....................................   42
      5.9      Tax Indemnity; Tax Refunds ...................................   44
      5.10     Change and Use of Names ......................................   48
      5.11     Mail Received After Closing ..................................   48
      5.12     Fox River Liability ..........................................   49
      5.13     Financing ....................................................   49
      5.14     Reorganization ...............................................   49
      5.15     Confidentiality ..............................................   50
      5.16     Professional Advisors ........................................   52

6.    CONDITIONS ............................................................   52

      6.1      Condition to the Obligations of Buyers and Sellers ...........   52
      6.2      Conditions to the Obligations of Buyers ......................   52
      6.3      Condition to the Obligations of Sellers ......................   53

7.    CLOSING ...............................................................   53

      7.1      Closing Date .................................................   53
      7.2      Buyers' Deliveries ...........................................   53
      7.3      Sellers' Deliveries ..........................................   55

8.    INDEMNIFICATION .......................................................   57

      8.1      Agreement to Indemnify .......................................   57
      8.2      Survival of Representations and Warranties ...................   59
      8.3      Claims for Indemnification ...................................   60
      8.4      Defense of Claims ............................................   60
      8.5      Indemnification Calculations .................................   63
      8.6      Right of Set-Off .............................................   63
      8.7      Security .....................................................   64
      8.8      Exclusive Remedy .............................................   65

9.    COVENANT NOT TO COMPETE ...............................................   66

      9.1      Seller Parent Non-Compete ....................................   66
      9.2      Non-Disclosure of Proprietary Confidential Information;
                Trade Secrets ...............................................   68
      9.3      Buyers Non-Compete ...........................................   70
      9.4      Severability .................................................   72

                                TABLE OF CONTENTS
                                  (continued)

                                                                                          Page
      9.5      Enforcement..............................................................   73
      9.6      Termination of Covenants ................................................   73
      9.7      Continuation of Covenant ................................................   75

10.   TERMINATION ......................................................................   76

      10.1     Termination Events ......................................................   76
      10.2     Effect of Termination ...................................................   77

11.   DISPUTE RESOLUTION ...............................................................   77

      11.1     Negotiation Between Executives ..........................................   77
      11.2     Mediation ...............................................................   78
      11.3     Arbitration .............................................................   78
      11.4     Fees, Costs and Expenses ................................................   79
      11.5     Depositions .............................................................   79

12.   SELLER PARENT GUARANTEE ..........................................................   79

13.   MISCELLANEOUS AGREEMENTS OF THE PARTIES ..........................................   80

      13.1     Notices .................................................................   80
      13.2     Transfer Taxes ..........................................................   81
      13.3     Further Assurances ......................................................   82
      13.4     Expenses ................................................................   82
      13.5     Assignment ..............................................................   82
      13.6     Amendment; Waiver .......................................................   83
      13.7     Joint and Several Liability .............................................   83
      13.8     Schedules ...............................................................   83
      13.9     Third Parties ...........................................................   84
      13.10    Governing Law ...........................................................   84
      13.11    Consent to Jurisdiction .................................................   84
      13.12    Entire Agreement ........................................................   85
      13.13    Section Headings; Table of Contents .....................................   85
      13.14    Severability ............................................................   85
      13.15    Counterparts ............................................................   85

                                    EXHIBITS


Exhibits A-1 and A-2                Fox River Indemnification Agreements

Exhibit B                           Escrow Agreement

Exhibit C                           Managers' Certificates

                                    SCHEDULES


1.2(a)                         Appleton Debt
1.2(b)                         Managers
1.2(c)                         Other Excluded Liabilities
1.2(d)                         Permitted Liens
2.3                            Terms of Deferred Payments
2.4                            Cash Payments and Adjustments at Closing
3.2                            Corporate Authority of Sellers
3.3                            Exceptions to Good Standing
3.5                            Capitalization of Purchased Entities
3.6                            Governmental Approvals; Consents
3.7                            Financial Statements
3.8                            Owned and Leased Real Property
3.9                            Disclosed Contracts
3.10                           Litigation; Orders
3.11(a)                        Patent Rights
3.11(b)                        Trademark Rights
3.11(c)                        Copyrights
3.12                           Tax Matters
3.13(a)                        Labor Controversies
3.13(b)(i)                     Benefit Plans
3.13(b)(ii)                    Compliance with ERISA Laws
3.13(b)(iii)                   ERISA Violations
3.13(b)(vii)                   Multiemployer Plans
3.13(b)(viii)                  Retiree Benefits
3.14                           Compliance with Laws
3.16                           Environmental Matters
3.18                           Undisclosed Commitments or Liabilities
4.3                            Governmental Approvals; Consents (Buyers)
5.1                            Permitted Transactions
5.5(b)                         Collective Bargaining Agreements
5.5(d)                         Stand-Alone Benefit Plans
5.7                            Known Business Guarantees
5.13                           Commitment Letters
5.14(a)                        Reorganization Transaction
7.2(j)                         Intercompany Agreements
8.7                            Seller Parent's Consolidated Tangible Net Assets
9.1-1                          Period Maximum Sales
9.1-2                          Existing Accounts
13.4                           Transaction Expenses

                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT, dated as of July 5, 2001 (this "Agreement"), is by
                                                              ---------
and among Arjo Wiggins US Holdings Ltd., a corporation formed under the laws of England and Wales ("Seller 1"), Arjo Wiggins North America Investments Ltd., a
                    --------
corporation formed under the laws of England and Wales ("Seller 2", and together
                                                         ---------
with Seller 1, "Sellers"), ARJO WIGGINS APPLETON p.l.c., a corporation formed
                -------
under the laws of England and Wales ("Seller Parent"), PAPERWEIGHT DEVELOPMENT
                                      -------------
CORP., a Wisconsin corporation ("Buyer 1"), and NEW APPLETON LLC, a Wisconsin
                                 -------
limited liability company wholly owned by Buyer 1 ("Buyer 2", and together with
                                                    -------
Buyer 1, "Buyers").
          ------

                              W I T N E S S E T H:

     WHEREAS, Seller 1 owns eighty-seven and one-half percent (87.5%) and Seller 2 owns twelve and one-half percent (12.5%) of the right, title and interest in Arjo Wiggins Delaware General Partnership, a Delaware general partnership ("AWDGP"), through which Sellers possess membership interests in Appleton
  -----
Investments LLC, a Delaware limited liability company ("AILLC"). Sellers'
                                                        -----
interests in AWDGP (through which they possess membership interests in AILLC) are hereinafter called the "Partnership Interests" and each of Seller 1's and
                            ---------------------
Seller 2's interests is hereinafter called a "Partnership Interest"; and
                                              --------------------

     WHEREAS, AILLC is the owner of all of the issued and outstanding capital stock of Appleton Papers Inc. ("Appleton"); and
                                --------

     WHEREAS, Buyers wish to buy, and Sellers wish to sell, the Partnership Interests for the Purchase Price.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereby agree as follows:

1.   DEFINITIONS.
     -----------

     1.1   Definitions. Defined terms used in this Agreement, whether
           -----------
capitalized or not, are defined, and shall have the meanings ascribed to such terms, in the following locations within this Agreement:

Defined Term                            Section                 Page
------------                            -------                 ----
2001 Taxes                              5.9(a)                  44
Affiliate                               1.2                     5
Agreement                               Introduction            1
AILLC                                   Introduction            1
Ancillary Agreements                    3.1                     15
Appleton                                Introduction            1
Appleton Debt                           1.2                     6
AWDGP                                   Introduction            1
AWSA Note                               1.2                     6
Benefit Plans                           1.2                     6
Books and Records                       5.4(a)                  38
Budget                                  5.9(c)(ii)              45
Business                                1.2                     6
Business Day                            1.2                     7
Business Employees                      1.2                     7
Business Guarantees                     5.7                     41
Buyer 1                                 Introduction            1
Buyer 2                                 Introduction            1
Buyer Competitive Activity              9.2                     70
Buyer Indemnitees                       8.1(a)                  57
Buyer Required Consents                 4.3(b)                  32
Buying Parties                          9.6(a)                  74
Buyers                                  Introduction            1
Buyers' knowledge                       1.2                     7
Cash Payment                            2.3(a)                  14
Closing                                 7.1                     53
Closing Date                            7.1                     53

Defined Term                                            Section         Page
------------                                            -------         ----

Code                                                    1.2                7
Confidential Information                                5.15(a)           50
Contracts                                               3.9(a)            20
Covered Period                                          9.1(a)            66
Covered Sales                                           9.1(a)            67
Covered Territory                                       9.1               67
Debt Financing                                          5.13              49
Deferred Payment                                        2.3(b)            14
Disclosed Contracts                                     3.9(a)            20
Eligible Parties                                        5.4(b)            38
Environmental Claims                                    3.16(a)(iii)      29
Environmental Laws                                      1.2                7
Environmental Losses                                    1.2                7
Environmental Permits                                   3.16(a)(i)        28
ERISA                                                   1.2                7
ESOP                                                    1.2                8
Excluded Operations                                     1.2                8
Excluded Operations Liability                           1.2                8
Excluded Operations Taxes                               8.1(a)(v)(B)      58
Facilities                                              3.8(b)            19
Facility                                                3.8(b)            19
Financial Statements                                    3.7               18
Foreign Governmental Consents                           5.2(c)            36
Fox River Indemnification Agreements                    1.2                8
Fox River Liability                                     1.2                9
GAAP                                                    1.2                9
Harrisburg Facility                                     5.14              49
Harrisburg Proceeds                                     1.2                9
Hazardous Substances                                    1.2                9
HSR Act                                                 1.2                9
Income Taxes                                            1.2                9
Indemnitees                                             8.1(b)            59
Intercompany Debt                                       1.2                5
Intercompany Interest                                   1.2                9
Known Business Guarantees                               5.7               41
Leased Real Property                                    3.8(b)            19
Lenders                                                 5.13              49

Defined Term                                Section                 Page
------------                                -------                 ----

Liabilities                                 1.2                     9
Liability                                   1.2                     9
Liens                                       1.2                     10
Loss                                        1.2                     10
Managers                                    1.2                     10
Material Adverse Effect                     1.2                     10
Maximum Amount                              8.1(a)(v)               58
Net Income Taxes                            1.2                     10
Net Refunds                                 5.9(c)(ii)              45
Newton Falls Facility                       1.2                     10
Other Excluded Liabilities                  1.2                     10
Owned Real Property                         3.8(b)                  19
Partnership Interest                        Introduction            1
Partnership Interests                       Introduction            1
Patent Rights                               3.11(a)                 22
Period Maximum Sales                        9.1                     67
Permits                                     1.2                     11
Permitted Acquired Business                 9.1(a)                  67
Permitted Liens                             1.2                     11
Permitted Transactions                      5.1                     33
Person                                      1.2                     11
Prior Taxpayers                             5.9(c)                  45
Proceeding                                  1.2                     11
Proprietary Confidential Information        9.2(b)                  69
Purchase Price                              2.2                     14
Purchased Entity                            1.2                     12
Real Property                               3.8(b)                  19
Reference Rate                              1.2                     12
Reorganization                              5.14                    49
Retained Refunds                            5.9(c)(ii)              46
Securities Act                              1.2                     12
Seller 1                                    Introduction            1
Seller 2                                    Introduction            1
Seller Competitive Activity                 9.1                     67
Seller Indemnitees                          8.1(b)                  59
Seller Parent                               Introduction            1
Seller Required Consents                    3.6(b)                  18

Defined Term                            Section                 Page
------------                            -------                 ----

Sellers                                 Introduction            1
Sellers' Business                       1.2                     12
Sellers' knowledge                      1.2                     12
Selling Parties                         9.6(a)                  73
Stand-Alone Benefit Plans               5.5(d)                  40
Subsidiaries                            1.2                     12
Subsidiary                              1.2                     12
Tax Benefit                             8.5(a)                  63
Tax Contest                             5.9(e)                  47
Tax Contest Settlement                  5.9(e)                  47
Tax Designee                            5.9(d)                  46
Tax Indemnified Parties                 5.9(a)                  44
Tax Loss Benefit                        1.2                     12
Tax Refunds                             5.9(c)                  45
Tax Notice                              5.9(d)                  46
Taxes                                   1.2                     13
Technology                              1.2                     13
Third Party Claim                       8.4(a)                  60
Trademark Rights                        3.11(b)                 22
Transaction Expenses                    13.4                    82

     1.2   Other Definitions. The following defined terms shall have the
           -----------------
following meanings:

           "Affiliate" shall mean with respect to any Person, any Person
            ---------
controlling, controlled by, or under common control with, such Person.

           "Appleton Debt" shall mean (i) the principal amount of those interest
            -------------
bearing obligations of the Purchased Entities set forth on Schedule 1.2(a),
                                                           ---------------
together with any prepayment penalties or "make-whole" provisions payable in connection therewith, increased or decreased, as the case may be, by (ii) the net principal amount of all monetary debt obligations owing as between any Purchased Entity, on the one hand, and the Seller Parent, Sellers and their respective Affiliates (other than the Purchased Entities), on the other hand ("Intercompany
  ------------

Debt") and including, without limitation, the obligations under the AWSA Note;
----
provided, however, that Intercompany Debt shall not include trade accounts
--------  -------
payable and trade accounts receivable arising in the ordinary course of business. For the avoidance of doubt, (i) the Intercompany Debt, representing the net amount owed by the Purchased Entities, was $150,666,000 on June 30, 2001 and (ii) the payment made in respect of the Intercompany Debt in the month of June, 2001 was a payment of principal and not a payment of Intercompany Interest.

           "AWSA Note" shall mean that certain Promissory Note, dated January 5,
            ---------
1994, made by Arjo Wiggins s.a. to the order of Arjo Wiggins Investments, Inc., in the original principal amount of $125 million and subsequently transferred to Appleton.

           "Benefit Plans" shall mean all employee benefit plans (as defined in
            -------------
Section 3(3) of ERISA), pension, retirement savings, stock purchase, stock option, severance, employment, change-in-control, vacations, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, disability, health, hospitalization, life, welfare and all other plans, agreements, programs, policies or other arrangements (i) under which any employee or former employee of the Purchased Entities has any present or future right to benefits and (ii) under which any Purchased Entity has any present or future liability.

           "Business" shall mean the manufacture and sale of carbonless copying
            --------
paper, thermal paper, security paper, certain specialty coated papers and new products being developed by Appleton's new business development organization, as being carried on at the date hereof by the Purchased Entities and, for the avoidance of doubt, specifically excluding the business of the manufacture and sale of coated papers that was transferred to Appleton Coated LLC as of January 1, 2000.

          "Business Day" shall mean any day, excluding Saturday, Sunday and any
           ------------
other day on which commercial banks in New York, New York or London, England are authorized or required by law to close.

          "Business Employees" shall mean all individuals employed by the
           ------------------
Purchased Entities on the Closing Date.

          "Buyers' knowledge," or words of a similar import, whether capitalized
           -----------------
or not, shall mean the actual present awareness of the Managers.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
the rules and regulations promulgated thereunder.

          "Environmental Laws" shall mean any and all applicable foreign,
           ------------------
federal, state and local laws, rules, regulations, statutes, requirements, ordinances, codes, policies, orders and any obligations, liabilities or responsibilities arising thereunder relating to pollution or the emission, discharge or release of Hazardous Substances into the environment or the protection of the environment, public health and/or workplace health and safety, promulgated or issued by legislative bodies, or other competent authorities, tribunals or organizations. Environmental Laws include the Occupational, Safety and Health Act, the regulations promulgated thereunder, and any state or foreign equivalents.

          "Environmental Losses" shall mean any liability (i) pursuant to
           --------------------
Section 8.1(a)(i)(A) as a result of the inaccuracy or breach of the representations and warranties set forth in Section 3.16 or (ii) relating to matters set forth as items B1 through B8 on Schedule 1.2(c).
                                            ---------------

          "ERISA" shall mean the Employee Retirement Income Security Act of
           -----
1974, as amended, and the rules and regulations promulgated thereunder.

          "ESOP" shall mean the employee stock ownership plan component of the
           ----
Appleton Papers Retirement Savings Plan.

          "Excluded Operations Liability" shall mean (i) any and all Liabilities
           -----------------------------
to the extent relating to or arising from the conduct of the businesses now or formerly within the following entities: Newton Falls, Inc., Appleton Coated LLC, Appleton Capital Inc., Appleton Leasing LLC, Arjo Wiggins Investments Inc., PaperHub.com, Inc., Appleton Recycled Fibers, Inc., Arjo Wiggins S.A., AWA Finance Limited (formerly Idem Limited), Arjo Wiggins USA Inc., Arjo Wiggins Medical Inc., MuRo Inc. and Arjo Wiggins Specialty Holdings, Inc. (the "Excluded
                                                                        --------
Operations") or the ownership or transfer of any equity securities or business
----------
operations or assets of any of the Excluded Operations prior to the Closing Date; provided that (x) Liabilities relating to the operations of PaperHub.com,
      --------
Inc. and Appleton Recycled Fibers, Inc. after the Closing Date shall not be Excluded Operations Liabilities, and (y) Liabilities for pension and similar benefits owing to Persons retired from the operations of the Business conducted at the Harrisburg Facility shall not constitute Excluded Operations Liabilities, and (ii) any Liability to the extent relating to the ownership of the real properties upon which the Harrisburg Facility and the Newton Falls Facility are located arising from noncompliance or alleged noncompliance with any Environmental Law or the presence or alleged presence of Hazardous Substances at or discharged from the Harrisburg Facility or the Newton Falls Facility; provided that the Excluded Operations Liabilities shall not include those Liabilities that are assumed by Appleton (or any successor tenant) under the lease that is to be entered into for the distribution center used by the Business located at the Harrisburg Facility.

          "Fox River Indemnification Agreements" shall mean those environmental
           ------------------------------------
indemnification agreements (a) by and among Appleton and Buyers and (b) by and among

Appleton, Buyers and AWA, in each case in the form set forth on Exhibit A-1 or
                                                                -----------
A-2, respectively, with such modifications as may be reasonably requested by the
---
Lenders in order to satisfy the terms of the commitment letter attached as
Schedule 5.13 hereto.
-------------

          "Fox River Liability" shall have the meaning assigned to the term
           -------------------
"Excess Costs" in the Fox River Indemnification Agreements.

          "GAAP" shall mean United States generally accepted accounting
           ----
principles.

          "Harrisburg Proceeds" shall mean any proceeds from the sale of the
           -------------------
Harrisburg Facility if and when such sale occurs (whether to a third party or to Seller Parent or its designee), minus (i) real estate brokerage fees, minus (ii)
                                -----                                 -----
transfer taxes minus (iii) $1,400,000.
               -----

          "Hazardous Substances" shall mean any and all toxic, hazardous or
           --------------------
dangerous substances, chemicals, mixtures, compounds, wastes or agents regulated or prohibited by any Environmental Law.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act
           -------
of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Income Taxes" shall mean Taxes measured by reference to the income of
           ------------
a Person (including withholding tax on payments to foreign Persons).

          "Intercompany Interest" shall mean the sum of (i) the net amount of
           ---------------------
interest on the various obligations making up the Intercompany Debt through September 30, 2001, and (ii) the amount of $221,918 per day on account of the period from and including October 1, 2001 through, but not including, the Closing Date.

          "Liability" or "Liabilities" shall mean as to any Person, any debt,
           ---------      -----------
liability, obligation, cost or other out-of-pocket expense of any nature whatsoever, whether now known or unknown, asserted or unasserted, accrued or unaccrued, or liquidated or due or to become due, absolute, contingent, consequential or otherwise, including without limitation, any liability in respect of Taxes, Hazardous Substances or violations of Environmental Laws of any kind whatsoever that affects such Person or its Subsidiaries.

          "Liens" shall mean all liens, claims, charges, security interests,
           -----
options or other legal or equitable encumbrances (other than restrictions on transfer generally arising under the Securities Act or other applicable securities laws).

          "Loss" shall mean any direct or indirect indebtedness, liability,
           ----
claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental, regulatory or administrative charges, fines or penalties or lawsuits relating thereto.

          "Managers" shall mean those employees set forth on Schedule 1.2(b).
           --------                                          ---------------

          "Material Adverse Effect" shall mean an event, condition,
           -----------------------
circumstance, act, omission or effect which, individually or in the aggregate with other related events, conditions, circumstances, acts, omissions or effects, has or will have a direct financial consequence of Fifty Thousand Dollars ($50,000.00) or more.

          "Net Income Taxes" shall mean Income Taxes net of any applicable Tax
           ----------------
Loss Benefit.

          "Newton Falls Facility" shall mean the facility owned by Newton Falls,
           ---------------------
Inc. located in Newton Falls, NY.


          "Other Excluded Liabilities" shall mean any Liability in respect of
           --------------------------
the matters set forth on Schedule 1.2(c).
                         ---------------

          "Permits" shall mean licenses, permits or franchises issued by any
           -------
United States or foreign, federal, state, provincial, municipal, territorial or local authority or regulatory body and other governmental certificates, authorizations and approvals.

          "Permitted Liens" shall mean (i) those Liens set forth on Schedule
           ---------------                                          --------
1.2(d); (ii) Liens for Taxes, assessments and other governmental charges not yet
------
due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (iv) with respect to Real Property, (A) recorded easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by a current title report or other similar report or listing, (B) any conditions that would be shown by a current survey, title, report or physical inspection and (C) zoning, building and other similar governmental restrictions, so long as none of (A), (B) or (C) renders the title to any Real Property unmarketable or prevents, restricts or limits the use of any Real Property substantially as currently used.

          "Person" shall mean any individual, firm, partnership, association,
           ------
trust, corporation, joint venture, unincorporated organization, limited liability company, governmental body or other entity.

          "Proceeding" shall mean an action, suit, proceeding, hearing,
           ----------
investigation, litigation, charge, complaint, claim or demand.

          "Purchased Entity" shall mean each of AWDGP, AILLC, Appleton,
           ----------------
Appleton Recycled Fibers Inc., WTA Inc., Appleton International Sales Inc., Appleton Papers Canada Ltd., Appleton Papers de Mexico S.A. de C.V and PaperHub.com, Inc.

          "Reference Rate" shall mean a rate per annum of ten percent (10%),
           --------------
calculated on the basis of the actual number of days elapsed in a year of 365 days.

          "Securities Act" shall mean the Securities Act of 1933, as amended,
           --------------
and the rules and regulations promulgated thereunder.

          "Sellers' Business" shall mean, collectively, those businesses
           -----------------
carried on by Seller Parent and its Affiliates on or prior to the Closing Date (except to the extent such businesses were carried out through the Purchased Entities).

          "Sellers' knowledge," or words of a similar import, whether
           ------------------
capitalized or not, shall mean the actual present awareness of Jean-Pierre Brice, Albert Dungate, Russell Chaplin, Rick Curtis, Luca Paveri Fontana or James Morley.

          "Subsidiary" or "Subsidiaries" of any Person shall mean any
           ----------      ------------
corporation, partnership, limited liability company, joint venture or other legal entity (i) more than 50% of the stock or other equity or ownership interests of which are directly or indirectly owned by such Person (either alone or through or together with any other Subsidiary) or (ii) of which such Person is generally entitled to elect a majority of the board of directors or other governing body of such corporation or other legal entity.

          "Tax Loss Benefit" shall mean the benefit that would be available
           ----------------
against the payment of Income Taxes as a result of a Loss of a Person calculated by assuming that such benefit would reduce Income Taxes payable at the highest marginal federal and state corporate Income Tax rates, irrespective in any such case of whether such benefit is actually available in the calculation of Income Taxes so long as the year with respect to which the benefit is being applied remains open to such Person at the time the applicable Income Taxes are paid.

          "Taxes" shall mean all United States and foreign federal, state,
           -----
provincial, local and territorial income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative and add-on minimum, environmental, withholding and other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

          "Technology" shall mean the proprietary patterns, plans, designs,
           ----------
bills of material, research data, trade secrets and other proprietary know-how, formulae, quality control and manufacturing processes, techniques, methods, drawings, technology, manuals, data, records, procedures, research and development records, proprietary ideas, concepts, inventions, innovations, computer programs and related proprietary documentation, business and marketing information; and all licenses and other rights to use any technical information and know-how of others necessary to the conduct of the Business as presently carried on.

2.   SALE AND TRANSFER OF PARTNERSHIP INTERESTS; PURCHASE PRICE.
     ----------------------------------------------------------

     2.1   Transfer and Sale of Partnership Interests. Subject to the
           ------------------------------------------
satisfaction or waiver of the conditions set forth in Section 6, at the Closing and as of the Closing Date, (i) Seller 1 shall sell, convey, assign and transfer to Buyer 1 Seller 1's Partnership Interest for eighty-seven and one-half percent (87.5%) of the Purchase Price, (ii) Seller 2 shall sell, convey, assign and transfer to Buyer 2 its Partnership Interest for twelve and one-half percent (12.5%) of the Purchase Price and (iii) Buyers shall purchase, acquire and accept from Sellers such Partnership Interests. At the Closing, the Partnership Interests shall be transferred to Buyers free and clear of all Liens.

     2.2  Purchase Price. The aggregate purchase price (the "Purchase Price")
          --------------                                     --------------
for the Partnership Interests shall be (i) $990,882,564 plus (ii) the Harrisburg
                                                        ----
Proceeds minus (iii) the amount of Appleton Debt on the Closing Date.
         -----

     2.3  Payment of Purchase Price.
          -------------------------

          (a) At the Closing, Buyers shall pay to Sellers in cash by wire transfer of immediately available funds to the accounts designated by Sellers an aggregate amount equal to (i) the Purchase Price minus (ii) the Deferred Payment
                                                 -----
(the "Cash Payment") provided, however that if the sale of the Harrisburg
      ------------
Facility has not been consummated prior to the Closing Date, the component of the Purchase Price represented by the Harrisburg Proceeds shall be paid immediately upon receipt thereof rather than at the Closing. Seller 2 shall be deemed pursuant to this Section 2.3 to have received an amount equal to the product of (i) the Purchase Price times (ii) one hundred twenty-five one
                                  -----
thousandths (.125), all out of the Cash Payment; and Seller 1 shall be deemed pursuant to this Section 2.3 to have received the balance of the Purchase Price, including 100% of the Deferred Payment.

          (b) Subject to the terms and conditions set forth on Schedule 2.3,
                                                               ------------
Buyer 1 shall make a payment to Seller 1 of $320,882,564 on May 8, 2010 (the "Deferred Payment"). Such terms and conditions are fully incorporated herein by
 ----------------
reference. The parties acknowledge that, as of the date of this Agreement,
Schedule 2.3 sets forth all of the terms relating to the Deferred Payment,
------------
including all of the relative rights and responsibilities of Buyer 1 and Seller 1 relating to the Deferred Payment.

     2.4  Cash Adjustments and the Like. For the avoidance of doubt, Schedule
          -----------------------------                              --------
2.4 sets forth a description and reconciliation of the cash payments and
---
adjustments being made at the Closing, including, without limitation, to take account of the payment of the Purchase Price, the completion of the Reorganization, the satisfaction of the Appleton Debt and all of the other respective obligations of the parties hereto. By their approval of such Schedule 2.4, the parties are hereby acknowledging that, upon Closing,
        ------------
all such respective payment obligations have been satisfied.

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLER PARENT.
     -----------------------------------------------------------

     Sellers and Seller Parent, jointly and severally, represent and warrant to Buyers that, as of the date of this Agreement:

     3.1  Corporate Existence of Sellers. Each of Sellers and Seller Parent is a
          ------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and all agreements, documents and instruments required to be delivered hereby (the "Ancillary Agreements"), to
                                                      --------------------
carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Neither Sellers nor Seller Parent have taken any actions or instituted any proceedings relating to their liquidation, administration, receivership, voluntary arrangement, striking of or dissolution.

     3.2  Corporate Authority of Sellers. This Agreement and the Ancillary
          ------------------------------
Agreements and the consummation of all of the transactions provided for herein and therein have been or will be duly authorized by all requisite corporate, shareholder, or other action prior to Closing, and Sellers and Seller Parent have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by Sellers and Seller Parent and constitute valid and legally binding obligations of Sellers and Seller Parent, enforceable in accordance with their respective terms. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement and the
         ------------
Ancillary Agreements by Sellers and Seller Parent and the consummation by Sellers and Seller Parent of the transactions contemplated hereby and thereby will not violate or conflict with any provision of the respective articles of incorporation or by-laws or other comparable organizational document of Sellers, Seller Parent or any Purchased Entity, or result in any breach or constitute any default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which any Seller, Seller Parent or any Purchased Entity is subject or is a party, except for any such violation, conflict, breach or default which would not have a Material Adverse Effect.

     3.3  Corporate Existence of Purchased Entities. Except as set forth on
          -----------------------------------------
Schedule 3.3, each of the Purchased Entities is a corporation, limited liability
------------
company or general partnership, as the case may be, duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or other organization and each of said entities has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business operations as the same are now being conducted, except where the failure to be so organized and validly existing and in good standing would not have a Material Adverse Effect. Each of the Purchased Entities is duly authorized, qualified or licensed to do business and is in good standing in every jurisdiction except where the failure to be so authorized, qualified, or licensed would not have a Material Adverse Effect.

     3.4  Capitalization of AWDGP and AILLC.
          ---------------------------------

          (a) Sellers have good and valid title to, and are the sole record and beneficial owners of, the Partnership Interests and all of the Partnership Interests are owned by Sellers free and clear of all Liens. Seller 1 owns an eighty-seven and one-half percent (87.5%) Partnership Interest and Seller 2 owns a twelve and one-half percent (12.5%) Partnership Interest.

          (b) AWDGP has good and valid title to, and is the sole record and beneficial owner of, all of the membership interests of AILLC, and all of such membership interests are owned by AWDGP free and clear of all Liens.

          (c) There are no outstanding options, warrants, agreements or other rights of any kind relating to the sale or issuance of additional partnership, membership or other equity interests or securities in, or of any securities convertible into, exchangeable for or evidencing the right to purchase any additional partnership, membership or other ownership interests in, AWDGP or AILLC.

     3.5  Capitalization of Purchased Entities (other than AWDGP and AILLC). All
          -----------------------------------------------------------------
of the outstanding shares of capital stock or other equity interests of each of the Purchased Entities (other than AWDGP and AILLC) which are held by another Purchased Entity have been validly issued, have been fully paid, are nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, or any successor provision thereto and the cases decided thereunder) and are owned by AWDGP, AILLC or one or more of their direct or indirect Subsidiaries, free and clear of all Liens. Schedule 3.5 sets forth
                                                       ------------
for each of the Purchased Entities the authorized capital stock or other equity interest, the number of shares of outstanding capital stock or other equity interest, the record number of shares of such outstanding capital stock or other equity interest owned by each owner thereof and the name of each such record owner. There are no outstanding options, warrants, agreements or other rights of any kind relating to the sale or issuance of additional capital stock or other equity interests in, or of any securities convertible into, exchangeable for or evidencing the right to purchase any additional capital stock or other ownership interests in any of the Purchased Entities.

     3.6  Governmental Approvals; Consents.
          --------------------------------

          (a) None of Sellers, Seller Parent or the Purchased Entities is subject to any order, judgment or decree, nor to Sellers' knowledge, is any such order, judgement or decree threatened, which would prevent the consummation of the transactions contemplated hereby.

          (b) No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to Sellers' knowledge, threatened against Sellers, Seller Parent or any Purchased Entity which would enjoin or delay the transactions contemplated hereby. Except as set forth on Schedule 3.6 hereto, no consent, approval, order
                               -------------
or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or other Person, is or has been required on the part of Sellers, Seller Parent or the Purchased Entities in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not have a Material Adverse Effect or which have been obtained (the "Seller Required
                                                                 ---------------
Consents").
--------

     3.7  Financial Statements. Schedule 3.7 sets forth a copy of the audited
          --------------------  ------------
consolidated balance sheet of AWDGP and its Subsidiaries as at December 30, 2000, and the related audited statement of income and cash flows for the fiscal year ended on such date (the "Financial Statements"). The Financial Statements
                              --------------------
present fairly the financial position and results of operations of AWDGP and its Subsidiaries as at such date or, as the case may be, for the periods covered thereby and have been prepared in accordance with GAAP, as applied on a consistent basis in accordance with the internal accounting practices of Appleton and its Subsidiaries.

     3.8  Real and Personal Properties.
          ----------------------------

          (a) One or more of the Purchased Entities has good and marketable fee simple title to, or a valid and binding leasehold interest in, the real or personal property pertaining to the Business, free and clear of all Liens, except for Permitted Liens.

          (b) Schedule 3.8 contains a list of all of the Purchased Entities'
              ------------
rights, title and interest in real property used by the Purchased Entities (the "Owned Real Property"), all material leases of real property used by the
 -------------------
Purchased Entities (the "Leased Real Property" and together with Owned Real
                         --------------------
Property, the "Real Property"), including all buildings, structures and other
               -------------
improvements situated thereon (individually, a "Facility" and, collectively, the
                                                --------
"Facilities"). Except as set forth on Schedule 3.8 and except as would not
 ----------                           ------------
individually or in the aggregate have a Material Adverse Effect, there are no Persons in possession of any portion of the Real Property as lessees, tenants at sufferance or trespassers other than the Purchased Entities. Except as set forth on Schedule 3.8, the Sellers have no knowledge that the location, construction,
   ------------
occupancy, operation or use of any of the Facilities located on any of the Real Property violates any agreement, easement, restrictive covenant or deed restriction or any other governmental laws, orders, rules or regulations except for such violations or restrictions which would not have a Material Adverse Effect.

          (c) Except as provided on Schedule 3.8, to Sellers' knowledge, there
                                    ------------
are no planned or commenced public improvements that may result in special assessments or otherwise materially affect the Real Property or the present use of the Real Property.

          (d) Except as provided on Schedule 3.8, to Sellers' knowledge, there
                                    ------------
are no completed or pending reassessments of the Real Property for property tax purposes.

          (e) Except as provided on Schedule 3.8, to Sellers' knowledge, no
                                    ------------
portion of the Real Property is in a 100-year flood plain, a wetland or a shoreland zoning area under local, state or federal regulations.

          (f) Except as provided on Schedule 3.8, to Sellers' knowledge, there
                                    ------------
is no pending or threatened rezoning, condemnation or conveyance in lieu of condemnation with respect to any portion of the Real Property.

     3.9  Contracts.
          ---------

          (a) Except as otherwise disclosed on Schedule 3.9, and except for such
                                               ------------
commitments, contracts, indentures and agreements, written or oral, as would reasonably be expected to be entered into in the ordinary course by a business engaged in business activities similar to the Business, there is no outstanding commitment, contract, indenture or agreement to which any of the Purchased Entities is a party to or by which any of the Purchased Entities is bound including, without limitation, personal property leases, real property leases, purchase orders for inventory, long term supply agreements, sales agreements, distributorship or marketing agreements, notes, guarantees, mortgages, loan agreements, collective bargaining agreements, service or maintenance agreements, broker agreements, sales representative agreements, license agreements, technology agreements and royalty agreements (hereinafter "Contracts") that (i)
                                                           ---------
involves payment of more than One Million Dollars ($1,000,000) in the aggregate by or to any Purchased Entity and (ii) is not by its terms terminable, without penalty, on ninety (90) days' or less notice except for Contracts the loss of which would not reasonably be expected to have a Material Adverse Effect. Contracts disclosed on Schedule 3.9 are hereafter referred to as the "Disclosed
                       ------------                                   ---------
Contracts."
---------

          (b) Each Disclosed Contract to which a Purchased Entity is a party is valid and in full force and effect according to its terms except where such failure to be valid or in full force or effect would not have a Material Adverse Effect. The Purchased Entities and, to Sellers' knowledge, the other parties thereto are not in default or breach under any such Disclosed Contract except where such default or breach would not have a Material Adverse Effect. There are no pending or, to Seller's knowledge, threatened breaches of or claims affecting any Disclosed Contract except where such breach or claim would not have a Material Adverse Effect.

     3.10  Litigation; Orders. Except as set forth on Schedule 3.10, none of the
           ------------------                         -------------
Purchased Entities is a party to any judicial, administrative or arbitral proceedings or is the subject of any investigation by any governmental authority, which proceedings or investigations are pending or, to Sellers' knowledge, threatened which would, if adversely determined, have a Material Adverse Effect. Except as set forth on Schedule 3.10, none of the Purchased
                                       -------------
Entities is in default under any judgment, order, injunction or decree of any court or other governmental authority relating to the Purchased Entities except for such defaults, judgments, orders, injunctions of decrees which would not have a Material Adverse Effect.

     3.11  Intangible Property Rights.
           --------------------------

          (a) Except as set forth on Schedule 3.11(a) and except as would not
                                     ----------------
have a Material Adverse Effect, (i) the Purchased Entities own, are licensed to use or otherwise have the full right to use all unexpired domestic and foreign patents and patent applications necessary to the conduct of the business of the Purchased Entities as presently carried on, as well as all material reissues, divisionals, continuations and continuation-in-part applications and any patents thereon, and all license agreements and other agreements which relate to inventions and discoveries and any patent applications and patents thereon, as well as presently-existing improvements therein (the "Patent Rights") and the Technology
                                              -------------
free and clear of all Liens; (ii) there are no pending or, to Sellers' knowledge, threatened claims challenging the validity or ownership of such Patent Rights or Technology or the Purchased Entities' right to use the Patent Rights or Technology; (iii) the issued patents under such Patent Rights that are owned by a Purchased Entity are valid and subsisting and, to Sellers' knowledge, none of the claims of such patents is now being infringed by others; (iv) there are no licenses or sublicense agreements now in effect regarding the Purchased Entities' or any third party's use of such Patent Rights or Technology; and (v) none of the Purchased Entities is infringing any U.S. or foreign patent owned by third parties in the current operation of its business and no claim is now pending or, to Sellers' knowledge, is threatened to such effect.

        (b) Schedule 3.11(b) sets forth a complete and correct list and
            ----------------
description of all trademarks, trademark registrations, trademark applications and all trade names, all licenses and other rights to use trademarks owned by others, and any material trade dress associated therewith, that are used by the Purchased Entities in connection with the Business (the "Trademark Rights").
                                                         -----------------
Except as set forth on Schedule 3.11(b) and except as would not otherwise have a
                       ----------------
Material Adverse Effect, (i) the Purchased Entities own, are licensed to use or otherwise have the full right to use the Trademark Rights; (ii) all Trademark Rights registered in the name of a Purchased Entity are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict Buyers' right to use such registered Trademark Rights; (iii) no claim by third parties with regard to the use by the Purchased Entities of any of the Trademark Rights is pending or has been made or threatened and none of the Trademark

Rights is being infringed by others, and (iv) there are no license or sublicense agreements now in effect regarding the use of any Trademark Rights by third parties.

                (c) Except as disclosed on Schedule 3.11(c) and except for those
                                           ----------------
claims that would not have a Material Adverse Effect, there are no pending or, to Sellers' knowledge, threatened claims by or against any Purchased Entity with respect to such copyrights, copyright registrations, copyright applications (pertaining thereto), licenses or other rights to use the copyrights of others necessary for the conduct of the business of the Purchased Entities as presently carried on, and there are no license or sublicense agreements now in effect regarding the use of such copyrights by any third parties.


        3.12  Tax Matters. Except as set forth on Schedule 3.12, no Purchased
              -----------                         -------------
Entity is a party to or bound by (nor will any of them become a party to or bound by prior to the Closing Date) any tax indemnity, tax sharing, or tax allocation agreement pursuant to which it will have any obligation to make any payments after the Closing on account of periods beginning after the Closing.

        3.13  Employment and Benefits.
              -----------------------

              (a)  Labor Controversies. Except as described on Schedule 3.13(a)
                                                               ----------------
and except as would not have a Material Adverse Effect, (i) the Purchased Entities are in compliance in all respects with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no labor strike, dispute, slowdown or work stoppage actually pending or, to Sellers' knowledge, threatened against the Purchased Entities, (iii) the Purchased Entities have not experienced any strike or work stoppage within the past three (3) years, and (iv) no Purchased Entity is a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of the Purchased Entities is currently being negotiated.

          (b)     Employee Benefit Plans.
                  ----------------------

                  (i)   Set forth on Schedule 3.13 (b)(i) is a list of all
                                     --------------------
          Benefit Plans maintained by the Purchased Entities and any Benefit Plan maintained by the Purchased Entities and terminated within the last five (5) years. Except as set forth on Schedule 3.13(b)(i), there
                                                      -------------------
          are no formal plans or commitments, whether or not legally binding, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any employee or former employee of any Purchased Entity.

                  (ii)  Except as described on Schedule 3.13(b)(ii), each
                                               --------------------
          Benefit Plan has been established and administered in accordance with its terms and in compliance with all applicable laws and regulations, including the Code and ERISA, except where a failure to do so would not have a Material Adverse Effect.

                  (iii) Except as described on Schedule 3.13(b)(iii), no
                                               ---------------------
          "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA and Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or 4971 of the Code) has occurred with respect to any Benefit Plan which would have a Material Adverse Effect.

                  (iv) All amounts which Sellers, the Purchased Entities, or any of their Affiliates are required to pay under the terms of each Benefit Plan with respect to the most recent plan year thereof ended prior to the date of this Agreement have been timely paid in full and all amounts required to have been actually paid under the terms of each Benefit Plan prior to the Closing Date will be paid on or before the Closing Date.

               (v) With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA): (A) to the extent such Benefit Plan is intended to qualify under Section 401(a) of the Code, such Benefit Plan is so qualified and Sellers or the Purchased Entities have received a current favorable determination letter to such effect from the Internal Revenue Service or are properly relying on the qualification of a standardized prototype plan which Sellers or the Purchased Entities have duly adopted; (B) the provisions of each such Benefit Plan are, and its operation has been and is, in compliance with ERISA and the Code, except where such operation or failure to so comply would not have a Material Adverse Effect; (C) Sellers, the Purchased Entities and their Affiliates are in compliance with ERISA and the Code, including ERISA's fiduciary and prohibited transaction rules, participation and vesting provisions, reporting and disclosure provisions, and funding requirements, except where any such failure to comply would not have a Material Adverse Effect; and (D) none of Sellers, the Purchased Entities or any of their Affiliates, any Benefit Plan or any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with Sellers, the Purchased Entities or their Affiliates, or any trustee or administrator of any Benefit Plan or any such trust, or any party dealing with any Benefit Plan or any such trust, which could be subject to a civil penalty assessed pursuant to Section 502(i) or 502(1) of ERISA, except as would not have a Material Adverse Effect. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA): (I) the provisions of such Benefit Plan are, and its operation has been and is, in compliance with ERISA, the Code and the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended; and (II) Sellers, the Purchased Entities and their Affiliates are in compliance with ERISA and the Code, including ERISA's fiduciary and prohibited transaction rules and reporting and disclosure requirements, except where any failure to be in compliance would not have a Material Adverse Effect. No Benefit Plan which is an employee pension benefit plan or employee welfare benefit plan is currently under audit or review by the U.S. Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or any other federal or state governmental authority, and no such action is contemplated or under consideration.

               (vi) No action, claim (except those routinely submitted in the ordinary course of plan administration), litigation or administrative or other proceeding involving any Benefit Plan is pending or, to Sellers' knowledge, threatened which would have a Material Adverse Effect.

               (vii) Except as described on Schedule 3.13(b)(vii), no Purchased
                                            ---------------------
           Entity or any of its Affiliates has contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA) and no Purchased Entity or any entity with which any Purchased Entity may be treated as a single employer under Section 414 of the Code has incurred any withdrawal liability which remains unsatisfied in an amount which would have a Material Adverse Effect.

               (viii) Except as described on Schedule 3.13(b)(viii), no Benefit
                                             ---------------------
           Plan provides health or other welfare benefits to retirees, nor have Sellers or any Purchased Entity promised or incurred any liability in connection with any such benefit.

               (ix) Notwithstanding any provision of this Section 3.13(b) to the contrary, no representation or warranty is provided with respect to the ESOP.

     3.14  Compliance with Laws. Except as disclosed on Schedule 3.14 and
           --------------------                         -------------
except for those failures to have, to be in full force and effect, to file, retain and maintain and to comply that, in each case, would not have a Material Adverse Effect, (a) the Purchased Entities have all Permits required by any United States or foreign, federal, state, provincial, municipal or other local governmental or regulatory body for the operation of the Business and the use of its properties as presently operated or used; (b) all such Permits are in full force and effect and no action, claim or proceeding is pending or, to Sellers' knowledge, threatened to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid; (c) the Purchased Entities have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits; and (d) each of the Purchased Entities has otherwise complied with all of the laws, ordinances, regulations and orders applicable to their existence, financial condition, operations or properties; and none of Sellers, Seller Parent or any of their respective Affiliates (other than a Purchased Entity) has received any notice to the contrary.

     3.15  Finders; Brokers. Except (a) for fees and expenses payable to Goldman
           ----------------
Sachs International, which shall be Seller Parent's sole responsibility and (b) as set forth in Section 5.16, neither Seller Parent nor either Seller is party to any agreement with any finder or broker or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

     3.16  Environmental Matters.
           ---------------------

           (a)   Except with respect to matters disclosed or referred to on
Schedule 3.16:
-------------

                 (i) The assets and the Business of the Purchased Entities are operated and conducted in compliance with all Environmental Laws and the Purchased Entities currently hold, have held in the past and are in compliance with all permits, licenses, authorizations, and/or other approvals (collectively the "Environmental Permits") required
                                              ---------------------
           under Environmental Laws for the use, occupancy and operation of the assets of the Purchased Entities and the operations and conduct of the Business, and all prior instances of non-compliance with Environmental Laws and Environmental Permits have been fully and finally resolved and corrected except, where the failure to comply with Environmental Laws and Environmental Permits or to hold Environmental Permits either now or in the past would not have a Material Adverse Effect.

                 (ii) There are no outstanding proceedings, and Sellers have no knowledge of any investigation or claim by any Person, alleging any liability under, or noncompliance with, any Environmental Law or Environmental Permit arising from or relating to the assets of the Purchased Entities or the operations and conduct of the Business, except for such matters that would not have a Material Adverse Effect or that have been fully and finally resolved and concluded.

                 (iii) There are no outstanding proceedings, directives or orders, nor are there any outstanding written claims, demands, investigations or other actions pending, or to Sellers' knowledge, threatened by any Person, against the Purchased Entities for the cleanup, removal, investigation, monitoring, remediation or other response action or seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief resulting from the presence or release into the environment of any Hazardous Substance (collectively "Environmental Claims") and no Environmental Claim is
                          --------------------
           pending or to Sellers' knowledge threatened, nor, to Seller's knowledge, has any investigation begun by any Person alleging or seeking to make an Environmental Claim against or impose environmental liability on the Purchased Entities except, in any such case, any such Environmental Claim as would not have a Material Adverse Effect.

                 (iv) The Purchased Entities have not entered into any agreement with any governmental authority to correct noncompliance or alleged noncompliance with any Environmental Law or Environmental Permit, or to investigate or remediate the presence or alleged presence of any Hazardous Substances, except for such agreements that have been fully and finally resolved and completed and that are no longer binding upon the Purchased Entities.

                 (v) No Hazardous Substances have been released into the environment on or from the Purchased Entities' assets or property which require any notification or response in accordance with Environmental Laws and all instances of non-compliance have been fully and finally resolved and corrected except where any such non-compliance would not have a Material Adverse Effect.

           (b)  Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this
Section 3.16 shall be deemed the only representations and warranties in this Agreement with respect to matters directly or indirectly relating to, or arising out of, Environmental Laws, Environmental Permits or Hazardous Substances; provided however, that this Section 3.16 shall not affect the obligations of
-------- -------
Seller Parent under the Fox River Indemnification Agreements.

     3.17  No Other Representations or Warranties. Except for the
           --------------------------------------
representations and warranties contained in this Section 3, none of Seller Parent, either Seller or any other Person makes any other express or implied representation or warranty on behalf of Sellers, including, without limitation, as to the probable success or profitability of the ownership, use or operations of the Business after the Closing.

     3.18  Undisclosed Commitments or Liabilities. Except as set forth on
           --------------------------------------
Schedule 3.18, there are no commitments, liabilities or obligations relating to
-------------
any of the Purchased Entities, whether accrued, absolute, contingent or otherwise, for which specific and adequate provisions have not been made on the Financial Statements or disclosed pursuant to this Agreement (including the Schedules hereto), except those (a) incurred in or as a result of the ordinary course of business since December 30, 2000, (b) accrued on the internal financial statements of the Purchased Entities as in the possession of Buyers or
(c) which individually would result in a monetary liability to the Purchased Entities of $250,000 or less.

     3.19  Warranties True and Correct. No warranty or representation by Sellers
           ---------------------------
or Seller Parent contained in this Agreement, the Exhibits or Schedules attached hereto or any

Ancillary Agreement contains or will contain any untrue statement of fact which makes the warranties or representations herein or therein contained misleading.

4.   REPRESENTATIONS AND WARRANTIES OF BUYERS.
     ----------------------------------------

     Buyers represent and warrant to Sellers that, as of the date of this
Agreement:

     4.1   Corporate Existence. Each of Buyers is a corporation or limited
           -------------------
liability company, as the case may be, duly organized, and validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or other organization and has all necessary power and authority (including full power and authority as a corporation or limited liability company, as the case may be) to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     4.2   Corporate Authority. This Agreement and the Ancillary Agreements and
           -------------------
the consummation of all of the transactions provided for herein and therein have been or will be duly authorized by all requisite corporate, shareholder, member or other action prior to Closing, and Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyers and constitute valid and legally binding obligations of Buyers, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the Ancillary Agreements by Buyers and the consummation by Buyers of the transactions contemplated hereby and thereby will not violate or conflict with any provision of the respective articles of incorporation, by-laws, operating agreement or other governing agreement of Buyers, or result in any breach or constitute any default under any material contract, indenture, mortgage, lease, note or other material agreement or instrument to which either Buyer is a party or otherwise subject.

     4.3  Governmental Approvals; Consents.
          --------------------------------

          (a) No Buyer is subject to any order, judgment or decree, and, to Buyers' knowledge, no order, judgement or decree is threatened, which would prevent the consummation of the transactions contemplated hereby.

          (b) No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to Buyers' knowledge, threatened against Buyers which would enjoin or delay the transactions contemplated hereby. Except as set forth on Schedule 4.3, no
                                                             ------------
consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or other Person, is or has been required on the part of any Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (the "Buyer Required Consents").
 -----------------------

     4.4  Finders; Brokers.  Except as set forth in Section 5.16, no Buyer is a
          ----------------
party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

     4.5  Purchase for Investment. Each Buyer is aware that the Partnership
          -----------------------
Interests being acquired pursuant to the transactions contemplated hereby are not registered under the Securities Act, or under any state or foreign securities laws. No Buyer is an underwriter, as such term is defined under the Securities Act, and each Buyer is purchasing such Partnership Interests solely for investment, with no present intention to distribute any such Partnership Interests to any Person, and no Buyer will sell or otherwise dispose of its Partnership Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

     4.6  No Other Representations or Warranties.  Except for the
          --------------------------------------
representations and warranties contained in this Section 4, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of either Buyer.

     4.7  Due Diligence. Buyers have conducted such investigations of the
          -------------
Business and the Purchased Entities as they deem appropriate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Further, and without limiting the foregoing, Buyers acknowledge that they have had full access to all information respecting the Business and the Purchased Entities; provided, however, that the obligations of Sellers and Seller Parent to provide indemnification under Sections 5.9 and 8 shall not be affected by the representation made in this Section 4.7.

     4.8  The ESOP. At the Closing, the ESOP and its related trust will be duly
          --------
formed and a component of a plan duly qualified under Section 401(a) of the Code. The ESOP is "controlled" (for purposes of Rule 802.35 promulgated under the HSR Act) by Appleton.

5.   AGREEMENTS OF ALL PARTIES.
     -------------------------

     5.1 Operation of the Business. Except for the Reorganization and as
         -------------------------
otherwise contemplated by this Agreement or as disclosed on Schedule 5.1 (such
                                                            ------------
exceptions and disclosed matters herein referred to as "Permitted
                                                        ---------
Transactions"), Sellers covenant that until the Closing Date they shall take no
------------
affirmative action to change the past practices and operation of the Business and shall not, without the prior written approval of Buyers or except as otherwise contemplated by this Agreement or constituting a Permitted Transaction, direct the Purchased Entities or their officers to take any of the following actions (excluding any such actions as are consistent with the existing business plans of the Purchased Entities or as are a consequence of or related to a Permitted Transaction):

        (a) with respect to any Purchased Entity, amend its Articles of Incorporation, By-laws, partnership agreement or other comparable organizational document, or issue or agree to issue any additional partnership interests, shares of capital stock of any class or series, or other ownership interests or any securities convertible into or exchangeable for partnership interests, shares of capital stock of any class or series or other ownership interests, or issue any options, warrants or other rights to acquire any partnership interests, shares of capital stock of any class or series or other ownership interests;

        (b) sell, lease, transfer or otherwise dispose of or encumber any of their properties or assets pertaining to the Business, other than (i) in the ordinary course of business consistent with past practices, and (ii) transfers by one Purchased Entity to another Purchased Entity;

        (c) declare or pay any dividend or distribution in respect of the equity securities of any Purchased Entity, except that the Harrisburg Proceeds may be so distributed at the election of Seller Parent, in which case the Purchase Price shall be reduced by the amount of such dividend or distribution;

        (d) incur, assume or guarantee any indebtedness for borrowed money other than (i) purchase money borrowings, (ii) indebtedness for borrowed money incurred in the ordinary course of business, (iii) refunding of existing indebtedness and (iv) indebtedness to Sellers or an Affiliate of Sellers;

        (e) make any change in the accounting principles or practices reflected in the Financial Statements or in the methods of applying such principles or practices; or

          (f) agree, whether in writing or otherwise, to do any of the foregoing.

     5.2  Mutual Cooperation; No Inconsistent Action.
          ------------------------------------------

          (a) Subject to the terms and conditions hereof, Sellers and Buyers agree to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Sellers and Buyers shall cooperate fully with each other to the extent reasonable in connection with the foregoing.

          (b) Without limiting the generality of the foregoing, Sellers and Buyers shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby. Each party shall furnish to each other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any U.S. or foreign governmental agency. To the extent directly relating to the transactions contemplated hereby and not involving non-public information about the other operations of such party, each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any similar foreign governmental agency or members of their respective staffs, on the other hand, with respect to this Agreement or transactions contemplated hereby.

          (c) Other than to the extent applicable law expressly requires Sellers, Seller Parent or any of their respective Affiliates (other than a Purchased Entity) to obtain any license, permit, consent, approval, authorization or order of any foreign governmental authority or to make any registration or filing with any foreign governmental authority,
Buyers shall be responsible for making all filings and giving all notices relating to, and otherwise pursuing all licenses, permits, consents, approvals, authorizations and orders of foreign governmental authorities and making all registrations and filings with foreign governmental authorities (collectively, the "Foreign Governmental Consents"), which are required in connection with the
     -----------------------------
transactions contemplated hereby and shall provide a copy of any such filings or notices to Sellers. Buyers shall be responsible for making or giving all Foreign Governmental Consents required to be made or given subsequent to the Closing Date to the extent directly related to the operation of the Business. In connection with and as a condition to Buyers' obligations under the preceding sentence, Sellers shall fully cooperate with and assist Buyers in identifying and obtaining all such licenses, permits, consents, approvals, authorizations or orders and in making all such registrations and filings.

        (d) Each of Sellers and Buyers shall notify and keep the other advised as to any litigation or administrative proceeding pending and known to such party, or to its knowledge threatened, which challenges the transactions contemplated hereby. Sellers and Buyers shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

        (e) Sellers and Buyers shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as such other party may from time to time reasonably require, whether on or after Closing, for the purpose of giving to such other party the full benefit of all the provisions of this Agreement.

          5.3  Public Disclosures. Prior to the Closing Date, no party to this
               ------------------
Agreement shall (except for (a) presentations made to analysts or investors concerning the transactions contemplated herein, (b) disclosures made to the employees of the Purchased Entities or their spouses or financial advisors or customers of the Purchased Entities, (c) disclosures made in connection with any necessary filings or submissions by it to any U.S. or foreign governmental agency, (d) disclosures made to the United States Securities and Exchange Commission, any state securities commission, the United States Department of Labor and the Pension Benefit Guaranty Corporation in connection with this Agreement or the transactions contemplated hereby, and (e) disclosures made to third parties in connection with obtaining consents to this Agreement and the transactions contemplated hereby and deemed by Buyers to be necessary or appropriate; provided that any disclosure described in clause (c) or (d) that
             --------
the Buyers wish to make shall be provided to Sellers for their review and reasonable approval prior to the making thereof) issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties hereto acknowledge and agree that mutually agreed-upon internal announcements shall be made upon execution of this Agreement and at Closing. Notwithstanding the above, nothing in this Section 5.3 shall preclude any party (or Person controlling such party) from making disclosures required by law, rule or regulation (of any applicable stock or securities exchange or otherwise) or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency; provided that the party required to make any such release or statement shall
--------
allow the other party reasonable time to comment on such release or statement in advance of such issuance.

     5.4  Access to Records and Personnel.
          -------------------------------

          (a) The parties shall, and Buyers shall cause the Purchased Entities to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the operation of the Business or the Excluded Operations prior to the Closing Date and in their possession (the "Books and Records") for seven (7) years or for such longer
                 -----------------
period as may be required by law or any applicable court order.

          (b) To the extent permitted by anti-trust and other applicable laws, the parties shall allow each other, their Affiliates as of the date hereof and any successor to their respective businesses or assets (the "Eligible Parties")
                                                             ----------------
and Buyers shall cause the Purchased Entities to allow Sellers and their respective Eligible Parties, reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for purposes of (i) the preparation (and, in the case of tax returns, the examination) of the audited financial statements and tax returns of Sellers and their Eligible Parties, Buyers or the Purchased Entities, (ii) the defense or conduct of litigation (including, without limitation, disputes relating to the Fox River Liabilities), (iii) the provision of indemnification pursuant to
Section 8 (or the contest of the obligation to provide such indemnification) and
(iv) any other matters requested by a party (subject to the consent of the party required to provide such Books and Records or personnel). Any such access to and review of the Books and Records shall be permitted and conducted only during normal business hours and upon reasonable notice. Each party shall be entitled to recover its out-of-pocket costs (including, without limitation, copying costs and a reasonable charge for employee time) incurred in providing such Books and Records and/or personnel, except with respect to information provided by the Purchased Entities to Sellers and their Eligible Parties in connection with the preparation of their financial statements or tax returns. The requesting party shall, and Buyers shall cause the
Purchased Entities to, hold in confidence all confidential information identified as such by, and obtained after the Closing from, the disclosing party or any of its officers, agents, representatives or employees; provided, however,
                                                              --------  -------
that information that (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party or its officers, agents, representatives or employees; (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party; or (iv) any Seller, Eligible Party, Buyer or Purchased Entity is required by law, rule or regulation (of any applicable stock or securities exchange or otherwise) or otherwise deems necessary and proper to disclose in connection with the filing of any tax return or other document required to be filed with, or as required by, any governmental authority, shall not be deemed to be confidential information. In addition, the parties agree that confidential information shall not be used for any purpose other than the specific purpose for which it was supplied.

     5.5  Employee Relations and Benefits.
          -------------------------------

          (a)  Continuing Business Employees. Effective as of the Closing, the
               -----------------------------
Purchased Entities shall employ each active Business Employee, subject to the rights of the Purchased Entities to terminate at-will employees and the rights of the Purchased Entities under any contracts or other agreements relating to the employment of Business Employees. Sellers and the Purchased Entities shall cause all active employees of the Purchased Entities who are not Business Employees to have their employment transferred to the Excluded Operations on or prior to the Closing Date.

          (b)  Collective Bargaining Agreements. Buyers shall ensure that the
               --------------------------------
Purchased Entities shall continue to comply in all material respects with their obligations under the collective bargaining agreements set forth on Schedule 5.5(b) and all other
                                                  ---------------
statutory bargaining obligations.

          (c)  Pension Plan Transfer Agreement. Buyers shall cause the Purchased
               -------------------------------
Entities to carry out their obligations in all material respects under the Pension Plan Transfer Agreement to be entered into by and between Appleton and Appleton Coated LLC providing for the pro rata allocation, based on the actuarially determined accrued benefit obligations, of the assets of the Appleton Papers Inc. Retirement Plan for Non-Bargaining Unit Employees on the basis of the present value of liabilities.

          (d)  Stand-Alone Benefit Plans. Effective as of the Closing, the
               -------------------------

Purchased Entities shall retain or assume all liabilities and obligations under the Benefit Plans listed on Schedule 5.5(d) (the "Stand-Alone Benefit Plans").
                            ---------------       -------------------------

          (e)  No Rights Conferred on Employees. Nothing herein, expressed or
               --------------------------------
implied, shall confer upon any employee or former employee of Sellers, the Purchased Entities or Buyers or any of their respective Affiliates (including, without limitation, the Business Employees), any rights or remedies including, without limitation, any right to employment or continued employment for any specified period of any nature or kind whatsoever, under or by reason of this Agreement.

          5.6  Repayment of Appleton Debt. At the Closing, Buyers shall, on
               --------------------------
behalf of the Purchased Entities, repay, or cause the Purchased Entities to repay, all Appleton Debt (except for any Appleton Debt that Sellers and Buyers agree may remain outstanding after the Closing), together with all interest owing on the Appleton Debt so repaid (including, without limitation, all accrued and unpaid Intercompany Interest). In order to give effect to the fact that the Intercompany Debt and the Intercompany Interest represent the net of the amounts owed by the

Purchased Entities, on the one hand, to Seller Parent, Sellers and their respective Affiliates (other than the Purchased Entities), and amounts owed by Seller Parent, Sellers and their respective Affiliates (other than the Purchased Entities), to the Purchased Entities on the other hand, the parties agree that either (i) such net amounts shall be paid as directed by Seller Parent, or (ii) each of the various entities obligated on the Intercompany Debt shall pay all amounts owed by such entity with the result of the net amounts being paid in the aggregate.

     5.7   Business Guarantees. Buyers shall, effective as of the Closing, cause
           -------------------
Sellers and their Affiliates (other than the Purchased Entities) to be irrevocably released from, and, if required, one or more of Buyers or their respective Affiliates to be irrevocably substituted in all respects for Sellers and Sellers' Affiliates (other than the Purchased Entities) in respect of, all obligations of Sellers and Sellers' Affiliates (other than the Purchased Entities) under any guarantees, indemnities, surety bonds, letters of credit or letters of comfort provided by Sellers and Sellers' Affiliates (other than the Purchased Entities) for the benefit of the Business identified on Schedule 5.7
                                                                  ------------
(collectively, the "Known Business Guarantees"). In the event there are any such
                    -------------------------
guarantees or the like not so identified on Schedule 5.7, Buyers shall use their
                                            ------------
best efforts to obtain releases thereof as promptly as possible upon being notified thereof by Sellers; provided that in any and all events the applicable Purchased Entities shall remain liable for any such underlying obligations and shall satisfy them in accordance with their terms. Any Known Business Guarantees or any other guarantee identified by Sellers after the date hereof are collectively referred to as the "Business Guarantees."
                                 -------------------

     5.8  Tax Returns and Elections.
          -------------------------

          (a) Buyers agree not to make an election under Section 338 of the Code, or other comparable provision under state, local or foreign law, unless Sellers consent to such election in writing.


          (b)  Following the Closing:

               (i) Buyer 1 shall cause the consolidated U.S. federal income tax return of the AWDGP group and any combined state, local and foreign income tax returns including Purchased Entities for any tax year ending prior to, with or including the Closing Date (to the extent not then filed) to be prepared and filed by the Purchased Entity that prepared (or is preparing) the AWDGP consolidated return for the 2000 tax year.

               (ii) Buyer 1 shall cause non-combined returns for state, local and foreign income taxes and other taxes of any Purchased Entity for any period ending prior to, with or including the Closing Date (to the extent not then filed) to be prepared and filed by (or on behalf of) the relevant Purchased. For any period that includes, but does not end with, the Closing Date, the tax year of each Purchased Entity and any group of such entities shall be treated as ending on the Closing Date to the extent permitted by law or administrative practice.

               (iii) All tax returns referred to in this Section 5.8(b) filed after the Closing Date with respect to any period including income from periods prior to the Closing Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent tax periods for which tax returns involving similar tax items have been filed (or, if not so used within the most recent two (2) tax years, on such basis as is determined by Seller Parent in accordance with applicable law and in consultation with the Purchased Entity preparing such tax return). For federal income tax purposes, items of Purchased Entities shall, to the extent not otherwise dictated by law, be ratably allocated between the period included in the AWDGP consolidated return for the year 2001 and the Buyer 1 tax return for the year 2001. Buyers shall take and shall cause the Purchased Entities to take, and Seller Parent shall cause its Affiliates other than Purchased Entities to take, all steps required under Reg.(S) 1.1503-2(g) to avoid recapture of any dual consolidated losses, whether due to the purchase and sale of the Partnership Interests or otherwise. Nothing contained herein shall prohibit any Purchased Entity from making any qualified Subchapter S subsidiary elections as of, or immediately following, the Closing.

                (iv) Buyer 1 shall submit to Sellers or Sellers' Tax Designee any tax return to be prepared (or caused to be prepared) by it or any Purchased Entity with respect to which Sellers have or may have any liability at least thirty (30) days prior to the date on which such tax return is due (including extensions) and shall make available to Sellers and Sellers' Tax Designee such of its personnel and tax records as may be requested by Sellers and Sellers' Tax Designee in order to allow a reasonable review thereof and the bases therefor; and Sellers or Sellers' Tax Designee shall provide Buyer 1 with any objections thereto not less than ten (10) days prior to the date on which such tax return is due (including extensions).

     5.9  Tax Indemnity; Tax Refunds.
          --------------------------

          (a) Subject to the limitations provided herein, Sellers shall indemnify and hold harmless Buyers and the Purchased Entities (collectively, the "Tax Indemnified Parties") from and against any Net Income Taxes payable after
 -----------------------
the Closing in respect of periods through September 30, 2001, but only (x) following application of all available deductions, loss carry-forwards, and the like, but only to the extent not otherwise applied in the calculation of such Net Income Taxes (y) to the extent actually paid by the Tax Indemnified Parties following the Closing on account of any tax period ending on or prior to the Closing Date and (z) subject to the provisions respecting Tax Refunds set forth in subsection (c) below; provided that such indemnity shall be reduced by the
                         --------

amount of any penalties arising from (A) the failure of Appleton or AWDGP to make estimated Tax payments during 2001 prior to the Closing Date or (B) a failure to file a Tax return on or before its due date except if such failure to file was due to the failure of Sellers or the Tax Designee to respond within the time period set forth in Section 5.8(b)(iv); and provided, further, that the
                                                 --------  -------
amount of Net Income Taxes for 2001 covered by the indemnity set forth in this
Section 5.9 shall be deemed to equal (aa) the aggregate Net Income Taxes for all of 2001 through the Closing Date multiplied by (bb) a ratio of (1) 273 to (2)
                                 -------------
the actual number of days elapsed during 2001 to and including the Closing Date (the "2001 Taxes").
      ----------

          (b) Notwithstanding the foregoing, the indemnification set forth in this Section 5.9 shall not apply to, and Buyers shall remain responsible for (i) 50% of any Net Income Taxes in excess of $5,000,000 in the aggregate up to and including $10,000,000 in the aggregate (representing a maximum amount of $2,500,000 for which Buyer shall remain responsible); provided that the provisions of this subsection (i) shall not apply to the 2001 Taxes, and (ii) all income taxes on the AWDGP group's income due to the recapture of its LIFO reserve(s), including both the tax on the first installment of such income reported on the AWDGP group's final return as a C corporation and the tax on subsequent installments of such income reported on Buyer 1's returns as an S corporation and (iii) those amounts described in (c)(iii) below. In connection with (ii), calculations of the Sellers' liability for Net Income Taxes for calendar year 2001 will reflect this specific allocation of income taxes on the income due to recapture of LIFO reserve(s), and this specific allocation of income taxes shall be made without regard to any other terms of this Agreement.

          (c) Buyers shall, and shall cause the Purchased Entities to, use their good faith best efforts to seek and obtain refunds in respect of Income Taxes of Appleton Holdings Inc., AWDGP and all members of their respective US consolidated or state combined or unitary tax groups (the "Prior Taxpayers") on
                                                           ---------------
account of any tax period ending on or prior to the Closing Date ("Tax Refunds"
                                                                   -----------
which, for the avoidance of doubt, shall be deemed to include any refunds on account of net operating losses with respect to the AWDGP group's final return as a C corporation in 2001). The following shall apply in respect of any such Tax Refunds:

              (i) All Tax Refunds received or available in any year shall first be applied against the amount of Net Income Taxes payable in such year that are subject to indemnification pursuant to subsection (a) above.

              (ii) Any Tax Refunds received or available in any year that are not applied pursuant to subsection (i) above to reduce the amount of Net Income Taxes payable in such year that are so subject to indemnification ("Net Refunds") shall be applied as follows: (x) the
                            -----------
          Net Refunds shall be paid over to Sellers within thirty (30) calendar days after the end of such year to the extent of indemnification payments previously made by Sellers pursuant to subsection (a) above (and the amount so paid to Sellers shall be treated as a reduction to Seller's indemnification payments hereunder for purposes of this subsection (x) and subsection (b) above), and (y) any excess Net Refunds shall be retained by Buyers subject to subsection (iii) below ("Retained Refunds").
                                   ----------------

              (iii) Notwithstanding subsection (a) above, Buyers shall have no recourse for indemnification against Sellers hereunder on account of Net Income Taxes arising following such time that Buyers shall have obtained Retained Refunds; provided that the foregoing exception shall apply only to the extent of the Retained Refunds that have not previously been applied as a reduction to Sellers' indemnification obligations under this subsection (iii).

          (d) Buyers shall, at all times, keep Sellers and their designee (their "Tax Designee") informed of the progress of the affairs of Buyers and the Prior
 ------------
Taxpayers related to Taxes to the extent they are relevant to the indemnity set forth in this Section 5.9 or to Tax Refunds and will provide, within ten (10) days of receipt or such meeting, copies of all correspondence and transcripts or summaries of all meetings with the Internal Revenue Service or other taxation authority relevant to the indemnity set forth in this Section 5.9 or to Tax Refunds to Sellers and their Tax Designee. Without limiting the foregoing, Buyers shall, within ten (10) days of receipt, notify Sellers and the Tax Designee in writing (a "Tax Notice") following receipt by Buyers of any notice
                        ----------
of any proposed, pending or threatened audit or examination of or assessment against either Buyer or any Prior Taxpayer relating to matters covered by the indemnity set forth in this Section 5.9 or any proposed, pending or threatened denial of a Tax Refund.

          (e) Sellers and their Tax Designee shall have the right to represent Buyers and the Prior Taxpayers in an examination, in an administrative appeal and/or in litigation in respect of any Tax Notice or otherwise in any contest in respect of a matter covered by the indemnity set forth in this Section 5.9 or related to a Tax Refund (collectively, a "Tax Contest") and to employ counsel at
                                          -----------
Sellers' expense for such purpose. Sellers shall exercise this right by written notice to Buyers at any time following receipt of any Tax Notice. If, and following the date that, Sellers exercise this right, (i) Sellers have the total right to control all aspects of any such Tax Contest, and (ii) Buyers and the Prior Taxpayers shall be required to cooperate fully with Sellers and their Tax Designee and their counsel, including the grant of all necessary powers of attorney relating to such Tax Consent. Without limiting the generality of the foregoing, Sellers shall have the right to settle any such Tax Contest (a "Tax
                                                                           ---
Contest Settlement"), subject to the following:
------------------

               (i) Prior to entering into any such Tax Contest Settlement, Sellers shall provide Buyers with prior written notice of the terms and provisions thereof.

               (ii) No such Tax Contest Settlement may be completed without the consent of the Buyers in the event that it contains any admission of responsibility of the Prior Taxpayers that it could reasonably be expected to have a material effect respecting fiscal periods following the Closing.

          (f) The personnel of Buyers and the Prior Taxpayers shall have the right of observation at Buyers' expense in any Tax Contest in which Sellers exercise their rights to represent Buyers and the Prior Taxpayers.

          (g) If Sellers do not exercise, or until they exercise, their right to represent Buyers or the Prior Taxpayers as aforesaid, Buyers and the Prior Taxpayers shall consult with and take into account any reasonable submissions made by Sellers and their Tax Designee in respect of any Tax Contest.

          (h) No settlement, compromise or agreement in respect of any Tax Contest shall be made without the consent of Sellers.

          (i) The initial Tax Designee is Russell Chaplin or, in his absence, Chris Gower. The address of the initial Tax Designee is the address of the Sellers set forth in Section 13.1.

          The Sellers' initial tax counsel is McDermott, Will & Emery (specifically Lonn W. Myers or, in his absence, Jeffrey C. Wagner). The address of the Sellers' initial tax counsel is 227 West Monroe Street, Suite 440, Chicago, Illinois 60606.

          The Sellers may change the identity of either its Tax Designee or its tax counsel by providing notice to such effect to Buyers.

     5.10 Change and Use of Names. As soon as reasonably practicable (and in any
          -----------------------
event within two (2) months) after the Closing Date, Buyers shall change the name of AWDGP to a name not including "Arjo Wiggins" and shall cause the Purchased Entities to cease to use any written materials, including without limitation, labels, packing materials, letterhead, advertising materials and forms, which include the words "Arjo Wiggins"; provided, however, that Buyers
                                               --------  -------
may, without modification, use inventory, product literature and sales literature (but not including letterhead, business cards, invoices or the like) in existence as of the Closing Date until the earlier of the exhaustion of such materials or a date six (6) months from the Closing Date.

     5.11 Mail Received After Closing. Following the Closing, (a) Buyers may
          ---------------------------
receive and open all mail addressed or directed to any Purchased Entity, (b) to the extent that such mail and the contents thereof relate to the Business, Buyers may deal with the contents thereof in their sole discretion and (c) Buyers shall forward any other such mail to Seller Parent.

          5.12 Fox River Liability. Nothing in this Agreement shall apply or be
               -------------------
construed to apply to any Fox River Liability except to the extent expressly provided in the Fox River Indemnification Agreements.

          5.13 Financing. Buyers shall keep Sellers and their representatives
               ---------
informed of the status of any negotiations with Bear Stearns and other potential lenders (the "Lenders") regarding indebtedness to be incurred to finance any
              -------
part of the Purchase Price or to discharge the Appleton Debt and to provide working capital for Appleton after the Closing (the "Debt Financing"). Attached
                                                     --------------
hereto as Schedule 5.13 is a true and correct copy of a commitment letter from
          -------------
Bear Stearns for the provision of part of the Debt Financing. To the Buyers' knowledge, and subject to the terms of such commitment letter, such letter constitutes the legal, binding and enforceable obligation of Bear Stearns and there exists no fact or condition which would permit Bear Stearns to refuse to provide the Debt Financing.

          5.14 Reorganization. Buyers recognize that Sellers have begun, and
               --------------
will continue the process of reorganization (the "Reorganization") described on
                                                  --------------
Schedule 5.14(a). The Reorganization includes, but is not limited to, the removal of the Excluded Operations (other than PaperHub.com, Inc. and Appleton Recycled Fibers Inc.) and all related assets from the Purchased Entities and the sale by Appleton of its Camp Hill, Pennsylvania facility (the "Harrisburg
                                                               ----------
Facility") to a third party or Seller Parent or its designee. In connection with
--------
the Reorganization, Appleton shall bear all costs in connection with the removal from the Harrisburg Facility (including the costs of dismantling, cleaning, restoring, etc.) of the equipment already removed or to be removed by it from the Harrisburg Facility. Buyers hereby expressly approve the taking of each action described on Schedule 5.14(a), and agree that,
                                       ----------------
notwithstanding any provision of this Agreement to the contrary, no such action shall constitute or give rise to a misrepresentation, breach or default by any Seller hereunder. In addition, Buyers will cause Appleton to take such actions respecting the sale of the Harrisburg Facility as directed by Seller Parent provided such actions do not adversely affect Appleton.

     5.15 Confidentiality.
          ---------------

          (a) From the date hereof until the Closing, all parties shall, and shall cause each of their respective Affiliates, agents, representatives and employees, to treat as confidential any proprietary or secret information relating to the Business, including, without limitation, the operations, business plans, processes, inventions, trade secrets, customer lists, or other work product developed by or for Appleton, whether on the premises of Appleton or elsewhere ("Confidential Information"), except (i) to the extent that Seller
               ------------------------
Parent, Sellers or their respective Affiliates, agents, representatives and employees have the right to use or disclose such Confidential Information pursuant to existing agreements or arrangements with the Purchased Entities which are in force and effect on the date hereof or (ii) with respect to Confidential Information disclosed by the Buyers in the normal course of the operation of the Business. From the date hereof until Closing, no party shall disclose, utilize or make accessible in any manner or in any form any Confidential Information without the prior written consent of the other parties hereto unless (i) such information otherwise becomes generally available to the public other than as a result of disclosure by the party seeking to make such disclosure or (ii) upon the written advice of independent counsel, such party is required by applicable law to disclose such information; provided, however, that
                                                         --------  -------
such party shall have previously given the other parties hereto prompt written notice of the need to make such disclosure such that the other parties hereto had adequate time to seek an appropriate protective order or other remedy and such party shall have used reasonable efforts to cooperate with the other parties hereto in seeking such remedy.

          b) Each of Sellers, Seller Parent and Buyers shall keep the terms of this Agreement and all related agreements strictly confidential unless the disclosing party has received the written advice of independent counsel that disclosure of such terms is required by any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other requirement of any governmental authority or securities exchange to which Appleton or any of Sellers, Seller Parent or any of its Affiliates or Buyers is subject; provided
                                                                      --------
that prior to such disclosure, the disclosing party promptly advises and consults with the non-disclosing party or parties concerning the information it proposes to disclose; provided, further, that (i) such information may be
                      --------  -------
confidentially disclosed by Sellers or Buyers to their respective Affiliates, directors, officers, employees, agents, accountants, lawyers, financial advisors and other representatives which have a need to know in connection with the transactions contemplated hereby; (ii) such information may be disclosed to the extent required by accounting rules and regulations or the rules and regulations of a securities exchange to which a disclosing party is subject; (iii) such information may be confidentially disclosed by Buyers or Appleton to third parties (including employees of the Business and their respective spouses and financial advisors) to obtain debt or equity financing to fund the Purchase Price; provided that prior to such disclosure Buyers promptly advise and consult
       --------
with Sellers concerning the information it proposes to disclose; and (iv) such information may be disclosed by Buyers to any U.S. or foreign governmental agency in connection with this Agreement or the transactions contemplated hereby, including, without limitation, disclosures made to the U.S. Securities and

Exchange Commission, any state securities commission, the U.S. Department of Labor and the Pension Benefit Guaranty Corporation; provided, further that the
                                                    --------  -------
foregoing shall not apply where such information becomes generally available to the public from a source other than the other party or a representative of the other party and the receiving party reasonably believes that it may permissibly disclose such information. Sellers and Buyers acknowledge that the provisions of this paragraph Error! Reference source not found. shall not apply to the disclosure of information in order to obtain the consents or waivers from third parties prior to consummation of the transactions hereunder.

        5.16 Professional Advisors. The parties acknowledge that they may each,
             ---------------------
under certain circumstances, have an obligation to pay the fees, costs and expenses of Houlihan Lokey Howard & Zukin Capital pursuant to the letter of intent, dated February 17, 2001, by and between Buyer 1 and Seller Parent, and certain other agreements ancillary thereto.

6.      CONDITIONS.
        ----------

        6.1  Condition to the Obligations of Buyers and Sellers. The obligations
             --------------------------------------------------
of Buyers and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following condition:

        At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the purchase by, or the transfer by Sellers to, Buyers of the Partnership Interests and there shall be no claim, legal action, suit, arbitration or other administrative action pending seeking so to do.

        6.2  Conditions to the Obligations of Buyers. The obligations of Buyers
             ---------------------------------------
to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) Buyers shall have obtained a minimum of $100 million of equity financing to fund the payment of the Purchase Price.

          (b) Prior to the Closing Date, there shall have been no change in law or published Internal Revenue Service interpretation respecting S Corporation status that, in the reasonable opinion of Buyers, could have a material adverse effect on its anticipated post-Closing cash flows.

          (c) The conditions to the obligations of the Lenders to provide the Debt Financing shall have been satisfied or waived.

     6.3  Condition to the Obligations of Sellers. The obligations of Sellers to
          ---------------------------------------
consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following condition:

     The Lenders shall be willing to consummate the Debt Financing on terms no less favorable, taken as a whole, to the Purchased Entities and the Sellers than those set forth in Schedule 5.13.
                        -------------

7.   CLOSING.
     -------

     7.1  Closing Date. Unless this Agreement shall have been terminated
          ------------
pursuant to Section 10 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDermott,
                     -------
Will & Emery, 50 Rockefeller Plaza, New York, New York, at 10:00 A.M., New York City time, on or before five (5) days after the satisfaction of the conditions to the Closing set forth in Section 6 hereof (the "Closing Date"), or at such
                                                   ------------
other place and time as the parties shall agree.

     7.2  Buyers' Deliveries.  At the Closing, Buyers shall deliver, or caused
          ------------------
to be delivered, to Sellers the following, in form and substance reasonably acceptable to Sellers:

        (a) a copy of the certificate of incorporation, operating agreement or analogous organizational document of each Buyer, as amended, certified by the corporate secretary or other authorized officer or agent of such Buyer;

        (b) a copy of the resolutions duly adopted by the Board of Directors (or other governing body) of each Buyer evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the corporate secretary, managing member or other authorized officer or agent of such Buyer;

        (c) the Cash Payment;

        (d) payoff letters relating to the discharge of all of the Appleton Debt and release of all related Liens;

        (e) a certificate of an officer or other authorized agent of each Buyer certifying (i) that the representations set forth in Section 4 are true and correct on the Closing Date as if made on such date (ii) that each Buyer has performed and complied in all material respects with all covenants, conditions and obligations under this Agreement which are required to be performed or complied with by each Buyer on or prior to the Closing Date, and (iii) the names and signatures of the officers of such Buyer authorized to sign this Agreement and the Ancillary Agreements;

        (f) an executed copy of each Fox River Indemnification Agreement;

        (g) opinions of Godfrey & Kahn, S.C. and/or White & Case, counsel to Buyers, in form reasonably acceptable to Sellers;

        (h) letters of discharge with respect to each Known Business Guarantee;

        (i) an executed certificate of each Manager substantially in the form of Exhibit C hereto;
---------

          (j)  an executed copy of each of the agreements listed on Schedule
                                                                    --------
7.2(j) hereto; and
------

          (k) such other documents and instruments as counsel for Buyers and Sellers mutually agree to be reasonably necessary to consummate the transactions described herein.

     7.3  Sellers' Deliveries. At the Closing, Sellers shall deliver, or cause
          -------------------
to be delivered, to Buyers the following, in form and substance reasonably acceptable to Buyers:

          (a) a copy of the certificate of incorporation, operating agreement, partnership agreement or analogous organizational document of each Purchased Entity, as amended, certified by the corporate secretary or other authorized officer or agent of such Purchased Entity;

          (b) a certificate of an officer or other authorized agent of Seller Parent and each Seller, certifying (i) that the representations set forth in
Section 3 are true and correct on the Closing Date as if made on such date after giving effect to any updates to the Schedules to this Agreement made by Sellers prior to the Closing Date, (ii) that each of the Sellers and the Seller Parent have performed and complied in all material respects with all covenants, conditions and obligations under this Agreement which are required to be performed or complied with by each of the Sellers and the Seller Parent on or prior to the Closing Date, and (iii) the names and signatures of the officers of Seller Parent and each Seller authorized to sign this Agreement and the Ancillary Agreements;

          (c) a copy of the resolutions duly adopted by the Board of Directors or other governing body of each Seller and Seller Parent evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by its corporate secretary or other authorized officer or agent;

     (d) an executed copy of each Fox River Indemnification Agreement, together with all deliveries called for by Seller Parent thereunder.

     (e) opinions of McDermott, Will & Emery, counsel to Sellers, in form reasonably acceptable to Buyers;

     (f)  an executed copy of each of the agreements listed on Schedule 7.2(j)
                                                               ---------------
hereto;

     (g) evidence of payment of all amounts due under that certain letter of Seller Parent, dated February 12, 2001, to Doug Buth;

     (h) letters of resignation, dated as of the Closing Date, of all individuals who are officers or employees of Sellers, Seller Parent or any of their Affiliates who serve as officers or directors of any of the Purchased Entities;

     (i) an acknowledgement or letter signed by Sellers or their appropriate Affiliate(s) terminating the Management Services Agreement with one or more of the Purchased Entities as of January 1, 2001 together with reimbursement of any fees paid by any of the Purchased Entities on account of 2001;

     (j) evidence that each Seller and Seller Parent shall have designated a United States resident entity to accept service on its behalf in connection with any formal legal proceedings that may be instituted against such Seller and/or Seller Parent; and that such designation shall be effective for a period of not less than ten (10) years; and

     (k) such other documents and instruments as counsel for Buyers and Sellers mutually agree to be reasonably necessary to consummate the transactions described herein.

8.   INDEMNIFICATION.
     ---------------

     8.1   Agreement to Indemnify.
           ----------------------

           (a) (i) Subject to the limitations provided herein, Sellers and Seller Parent shall, jointly and severally, indemnify and hold harmless Buyers to the extent set forth in this Section Error! Reference source not found. in respect of any Losses reasonably and proximately incurred by any Buyer or any of its Affiliates (collectively, the "Buyer Indemnitees") (A) as a result of any
                                   -----------------
inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, or post-closing covenant, agreement or obligation of Sellers or Seller Parent in this Agreement or any agreement, document or certificate delivered hereunder, (B) in connection with any Excluded Operations Liability or (C) in connection with any Other Excluded Liability. In the case of clauses (B) and (C) in the foregoing sentence: (1) the Sellers' and Seller Parent's obligations to indemnify the Buyers are absolute notwithstanding any disclosures set forth in the Schedules hereto, and (2) Sellers or Seller Parent shall pay to Buyers any amounts paid by any Purchased Entity between the date hereof and the Closing Date in final settlement of any item described therein.

                (ii) Notwithstanding the foregoing, (A) the sole recourse of the Buyer Indemnitees for any Losses resulting from, relating to or arising in connection with any Fox River Liability shall be pursuant to the Fox River Indemnification Agreements and (B) the sole recourse of the Buyer Indemnitees for any Losses resulting from, relating to or arising in connection with Taxes shall be pursuant to Section 5.9.

                (iii) Notwithstanding anything in this Agreement to the contrary, Sellers and Seller Parent shall be liable only for fifty percent (50%) of the Environmental Losses until such time as all Environmental Losses for which indemnification is sought hereunder exceeds $5,000,000 in the aggregate and Sellers and Seller Parent shall thereafter be liable for 100% of all Environmental Losses above such $5,000,000 in the aggregate of Losses.

                (iv) Sellers and Seller Parent shall make payments of amounts under this Section 8.1(a) in increments of $100,000 or greater (except as set forth in Clause (B) of the following sentence). Accordingly, payments of obligations under this Section 8.1(a) shall be aggregated and then paid upon the earlier to occur of (A) such time that the unpaid indemnification amounts exceed $100,000 in the aggregate, or (B) six (6) months shall have elapsed since the most recent indemnification payment to the Buyers under this Section 8.1(a)

                (v) (A) Except as set forth in subsection (B) below, the aggregate collective liability of Sellers and Seller Parent for Losses under this Agreement (including under Sections 5.9 and 8.1 hereof) shall not exceed $100,000,000 (the "Maximum Amount").

                     (B) The Maximum Amount shall not apply to the obligations
               of Sellers and Seller Parent under or in connection with (x) Excluded Operations Liabilities, (y) Excluded Operations Taxes, or (z) the Fox River Indemnification Agreements, as to all of which there shall be no limit on the obligations of Seller and Seller Parent. For the purposes hereof, "Excluded Operations
                                                        -------------------
               Taxes" shall mean any Net Income Taxes arising by reason of (aa)
               -----
               the transfer of the AWSA Note as part of the Reorganization, and
               (bb) the sale and transfer of Appleton's ownership interests in Appleton Coated LLC and Appleton Leasing LLC to Appleton Coated Papers Holdings Inc.

               (b) Buyers shall indemnify and hold harmless Seller Parent, each Seller and their respective Affiliates (collectively, the "Seller Indemnitees"
                                                           ------------------
and, together with the Buyer Indemnitees, the "Indemnitees") to the extent set
                                               -----------
forth in this Section 8, in respect of any and all Losses reasonably and proximately incurred by any Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of any Buyer in this Agreement or any agreement, document or certificate delivered hereunder. Buyers shall indemnify and hold harmless each Seller Indemnitee in respect of all Losses reasonably and proximately incurred by any Seller Indemnitee (i) as a result of the conduct of the Business after the Closing; (ii) in respect of any Stand-Alone Benefit Plan; (iii) in respect of any Business Guarantee or (iv) resulting from any allegation or claim by any investor in Buyer 1 or its shareholder or a lender to either Buyer, their shareholders or any Purchased Entity relating to such investment or loan.

     8.2  Survival of Representations and Warranties. The representations and
          ------------------------------------------
warranties contained in this Agreement shall survive as follows:

          (a) Except as otherwise provided in Section 8.2(b), all representations and warranties shall expire on July 30, 2003; and

          (b) Notwithstanding Section 8.2(a), the representations and warranties of Sellers shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof, with respect to any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.12, 3.13 and 3.16.

     Any cause of action for breach of a representation or warranty contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., London time, on the date on which such representation or warranty expires pursuant to this Section 8.2.

     8.3  Claims for Indemnification. If any Indemnitee shall believe that such
          --------------------------
Indemnitee is entitled to indemnification pursuant to Section 8.1 in respect of any Losses, such Indemnitee shall give the appropriate Indemnifying Party written notice within thirty (30) Business Days of its becoming aware thereof; provided, however, that the unintentional failure to give such notice on a timely basis shall only bar a claim for indemnification to the extent that the Indemnifying Party has been actually adversely affected by such failure. Any such notice shall set forth in reasonable detail, and to the extent then known, the basis for such claim for indemnification.

     8.4  Defense of Claims.
          -----------------

          (a) The Indemnifying Party may undertake the defense of any claim, assertion, event or Proceeding by or in respect of a third party (a "Third Party
                                                                     -----------
Claim") if, within thirty (30) days after receiving notice of such Third Party
-----
Claim, the Indemnifying Party gives written notice to the Indemnitee stating that it intends to defend against such Third Party Claim at its own cost and expense. The Indemnifying Party may also request that the Indemnitee manage the defense of such Third Party Claim on its behalf. The Indemnitee may, in its discretion, undertake the defense of any Third Party Claim seeking, in whole or in part, injunctive or other non-monetary or equitable relief. In the event that the Indemnifying Party undertakes the defense of the Third Party Claim, the Indemnifying Party will keep the

Indemnitee advised as to all material developments in connection with such Third Party Claim, including, but not limited to, promptly furnishing to the Indemnitee copies of all material documents filed or served in connection therewith. The Indemnitee shall, upon reasonable notice, provide the Indemnifying Party with full cooperation and access to his, her or its records and personnel relating to any such claim, assertion, event, proceeding or matter during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense, settlement, or resolution thereof, and the Indemnifying Party shall reimburse the Indemnitee for all his, her or its reasonable out-of-pocket expenses in connection therewith. In the case of a Third Party Claim the defense of which is managed by the Indemnitee (either by request or default), the Indemnitee shall use its best efforts to carry out such defense and to reduce the Losses suffered in connection therewith, and the Indemnifying Party shall reimburse the Indemnitee for all of his, her or its reasonable out-of-pocket expenses in connection therewith (including reasonable attorneys' fees). In the event the Indemnifying Party undertakes the defense, the Indemnitee shall have the right to employ one separate counsel per jurisdiction with respect to any Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnitee and the Indemnifying Party; provided that under no circumstances shall the Indemnifying Party be liable for the fees and expenses of more than one counsel per jurisdiction in any Third Party Claim for the Indemnitee together with its Subsidiaries and their respective officers, directors, employees, agents, successors and assigns, taken collectively and not separately. The assumption of any defense hereunder by an Indemnifying Party shall not be deemed an admission of responsibility for the underlying claim or an admission of responsibility to indemnity.

     (b) The Indemnifying Party may, without the Indemnitee's consent but with notice thereof to Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment if such settlement, compromise or judgment involves only the payment of money by the Indemnifying Party, contains no admission of responsibility by the Indemnitee and provides for unconditional release by the claimant or the plaintiff of the Indemnitee from all liability in respect of such Third Party Claim.

     (c) In the event that the Indemnifying Party, within thirty (30) days after receiving written notice of any such Third Party Claim, fails to assume the defense thereof, the Indemnitee shall have the right, subject to the provisions of this Section 8, to undertake the defense of such Third Party Claim for the account of the Indemnifying Party at the expense of the Indemnifying Party. The Indemnitee shall not have the right to compromise or settle any such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnitee defends any such claim or Proceeding, (i) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding,
(ii) the Indemnitee shall provide the Indemnifying Parties with a copy of any settlement proposal from the Person asserting such claim or instituting such Proceeding immediately upon receipt thereof, (iii) if the Indemnitee receives any such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal, (y) the amount of actual Losses of the Indemnitee with respect to such claim or Proceeding or (z) the maximum liability of the Indemnifying Parties pursuant to Section 8.1(a) and (iv) the Indemnitee shall take all reasonable steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.

          (d) Notwithstanding anything contained in this Section 8 to the contrary, (i) the defense of any Third Party Claim relating to Fox River Liabilities shall be resolved solely in accordance with the Fox River Indemnification Agreements and (ii) Section 5.9 shall govern the Tax indemnification obligations of Sellers and Seller Parent and the procedures which apply to the resolution of all proceedings with respect to Taxes.

     8.5  Indemnification Calculations.
          ----------------------------

          (a) The amount of any Losses for which indemnification is provided under this Section 8 shall include the out-of-pocket expenses incurred by the Indemnitee and shall be computed net of any insurance proceeds received by such Indemnitee in connection with such Losses (but after giving effect to any costs incurred in obtaining any such insurance proceeds) and net of any Tax Benefit arising by reason of any such Loss. For purposes of this Section 8.5, a "Tax Benefit" means the actual Tax benefit that the Indemnitee shall obtain if the Loss is a deductible expense against income being taxed at the highest marginal federal and state tax rates applicable to the income of such Indemnitee in the year of the Loss. The Indemnitee shall be obligated to seek to obtain such Tax Benefit in respect of all Losses. Each Indemnitee shall take all reasonable efforts to mitigate its Losses for which indemnification is provided in this
Section 8; if such efforts are not taken, the amount of indemnifiable Losses shall be reduced accordingly.

          (b) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes, as between Buyers and Sellers, as an adjustment to the Purchase Price, unless otherwise required by applicable law, regulations or governmental agency interpretations thereof.

     8.6  Right of Set-Off. In addition to any other remedies available to
          ----------------
Buyers, Buyers shall have the right in their discretion to require satisfaction of any of Sellers' or Seller

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

Parent's indemnification obligations hereunder or under the Fox River Indemnification Agreements by way of set-off against the Value Amount (as described on Schedule 2.3) of the Deferred Payment.
             ------------

     8.7  Security.
          --------

          (a) At any time prior to September 30, 2006, if the consolidated "tangible net assets" of Seller Parent and its Subsidiaries and its share of joint ventures and associates ("tangible net assets" being "net assets," adjusted to remove "intangible assets," "deferred tax assets" and "deferred tax liabilities," in each case as calculated on the same basis and using the same methodology employed in the preparation of Seller Parent's statutory accounts or, if such accounts are no longer prepared, on the basis that would be used in preparing such accounts in accordance with English law and UK GAAP) shall, as determined at the end of any fiscal quarter, have (i) remained below (pound)500 million for more than two (2) consecutive fiscal quarters or (ii) fallen below (pound)500 million at any time as a result of (A) a sale of assets outside of the ordinary course of business, (B) a sale to a third party of stock or other ownership interests of any direct or indirect operating subsidiary of Seller Parent or (C) any other discrete transaction outside the ordinary course of business, Seller Parent shall deliver $10,000,000 in cash into escrow, pursuant to an Escrow Agreement substantially in the form of Exhibit B hereto, with a
                                                    ---------
mutually agreed-upon commercial bank as escrow agent until September 30, 2006; such escrow deposit shall be made immediately following the determination that such deposit is required to made pursuant hereto, but in any event not later than ten (10) days after delivery of a certification pursuant to Section 8.7(b) that reflects Seller Parent's obligation to make such scrow deposit.

          (b) For so long as Seller Parent's obligations under this Section 8.7 apply and no money has been deposited into escrow pursuant to subsection (a), Seller Parent shall provide

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

Buyers with a quarterly certificate by the 30th day of the month following the end of the preceding fiscal quarter, setting forth Seller Parent's consolidated tangible net assets as of the last day of the previous fiscal quarter, in the form of Schedule 8.7 hereto; provided that Seller Parent shall provide Buyers
        ------------         --------
with immediate notice of any event described in Section 8.7(a)(ii) above.

          8.8  Exclusive Remedy. Except as otherwise provided herein, the
               ----------------
indemnification provisions in Section 8 of this Agreement shall provide the sole and exclusive remedy of the parties hereto, their Affiliates, and any of their officers, directors, employees, stockholders, agents and representatives with respect to any and all Losses of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement, the transactions contemplated hereby, the Business, and the Purchased Entities and any of their assets and liabilities (other than Losses to the extent resulting from (a) Liabilities or Losses resulting from, relating to or arising in connection with Taxes (for which the sole recourse of Buyers, their Affiliates and any of their officers, directors, employees, stockholders, agents and representatives shall be pursuant to Section 5.9) and (b) Fox River Liabilities (for which the sole recourse of Buyers, their Affiliates and any of their officers, directors, employees stockholders, agents and representatives shall be pursuant to the Fox River Indemnification Agreements)). In furtherance of the foregoing, each party hereby waives, on its own behalf and on behalf of its Affiliates and of any of their officers, directors, employees, stockholders, agents and representatives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action any of them may now or hereafter have against the other party and its Affiliates and their officers, directors, employees, stockholders, agents and representatives, arising under or based upon any federal, state, local or foreign statute, law ordinance, rule or regulation (including without limitation any such rights, claims and causes of action relating to Environmental Law or arising under or based upon common law) or otherwise (except pursuant to Section 8 of this Agreement).

9.    COVENANT NOT TO COMPETE

      9.1  Seller Parent Non-Compete.
           -------------------------

      (a) From and after the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries and Affiliates from time to time to not, directly or indirectly, individually or collectively, engage in any Seller Competitive Activity for three (3) years after the Closing Date (the "Covered Period");
                                                          --------------
provided that the foregoing shall not apply to Appleton Coated Papers Holdings,
--------
Inc. and its Subsidiaries (including, without limitation, Appleton Coated LLC); and provided, further, however, that, notwithstanding the foregoing, (i) neither
    --------  -------  -------
Seller Parent nor any of its Subsidiaries nor any of its Affiliates shall be deemed to be engaged in a Seller Competitive Activity solely by virtue of the ownership of less than twenty percent (20%) of the outstanding voting securities or debt securities of any Person of which it (and its Affiliates) do not have voting or day-to-day operational control and the equity or debt securities of which are traded on an United States or foreign stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; and (ii) Seller Parent, its Subsidiaries and Affiliates may acquire a security or other interest of any kind, magnitude, or proportion, whether by subscription, agreement, partnership or otherwise in a Person or business engaged in a Seller Competitive Activity, including by way of an acquisition of assets of such Person or business, if (x) in the calendar year immediately preceding the acquisition, the revenues of such Person or business derived from the acquired Seller Competitive Activities do not exceed fifteen percent (15%) of the total revenues of such Person or business, (y) the aggregate revenues during any calendar year during the Covered Period derived from Seller Competitive Activities of all

Persons and businesses acquired in accordance with this Section 9.1 are not reasonably expected to exceed, after giving pro forma effect to the acquisition of such Person or business, $100,000,000 or, if reasonably expected to so exceed $100,000,000, that portion of such Person or business engaged in a Seller Competitive Activity is disposed of within six (6) months of its acquisition and
(z) Seller Parent or its Subsidiary or Affiliate acquiring such Person or business agrees in writing with Buyers not to take any actions out of the ordinary course that would have the effect of expanding the amount of Seller Competitive Activities carried out by such Person or business for the balance of the Covered Period (any Person or business described in this subsection (ii) being a "Permitted Acquired Business").
         ---------------------------

         (b) For purposes of this Section 9.1, "Seller Competitive Activity"
                                                ---------------------------
shall mean the manufacture or sale in the United States, Canada, Mexico, the Caribbean or Central or South America (the "Covered Territory") of carbonless
                                            -----------------
copying paper made by Seller Parent or Affiliates of Seller Parent (the "Covered
                                                                         -------
Sales") in any of the periods during the Covered Period (i) in excess of the
-----
maximum aggregate volumes applicable to such period set forth on Schedule 9.1-1
                                                                 --------------
(the "Period Maximum Sales"); or (ii) to Persons in the Covered Territory other
      --------------------
than those Persons set forth on Schedule 9.1-2 (and, for the avoidance of doubt,
                                --------------
a substantial increase in the volume of sales of carbonless paper by Seller Parent, its Subsidiaries or Affiliates to Elof Hannsson as a result of the offer by them of special incentives, promotions or the like to such customer shall be deemed to be Seller Competitive Activity even if not resulting in a violation of the sales limitations set forth in (i) above). It is further provided, however, that "Seller Competitive Activity" shall not include: (x) the resales by any of
      ---------------------------
the Persons listed on Schedule 9.1-2 in their existing territory as set forth in
                      --------------
such schedule); or (y) the manufacture or sale of carbonless paper in the Covered Territory by a Permitted Acquired Business (without regard to

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

the limitations set forth in this paragraph (b), but subject to the restrictions on the activities of any such Permitted Acquired Business as set forth in (a)(z) above); or (z) the supply to Appleton of coated front carbonless copying paper by Seller Parent or its Affiliates. Further, for the avoidance of doubt and notwithstanding anything contained herein to the contrary, Seller Parent and its Affiliates shall not be deemed in violation of this Section 9.1 by reason of Covered Sales in excess of the Period Maximum Sales unless (1) Appleton delivers Seller Parent with a written notice within 90 days following the end of the applicable period requesting Seller Parent to certify as to the volume of Covered Sales during such period, in which case Seller Parent must provide such certification within 30 days following delivery of such notice, and (2) in fact the Covered Sales, as so certified by Seller Parent, exceed the Period Maximum Sales; provided, however, Seller Parent or any Affiliate of Seller Parent may
       --------  -------
cure any such violation with respect to any of the first two twelve month periods by reducing the Period Maximum Sales during the subsequent twelve month period by the extent of the excess Covered Sales during such period. Any dispute respecting the amount of the Covered Sales shall be resolved pursuant to Article 11 below. For the purposes of determining the amount of the Covered Sales during any period, a sale shall be deemed to have been made upon the legal importation of the underlying product into the Covered Territory.

      9.2  Non-Disclosure of Proprietary Confidential Information; Trade
           -------------------------------------------------------------
           Secrets.
           -------

           (a) For a period of three (3) years after the date hereof, (i) Sellers and Seller Parent, and (ii) Buyers, each acknowledge and agree that at no time shall they or any of their Affiliates (which, in the case of the Buyers shall include the Purchased Entities) knowingly or by gross negligence disclose any Proprietary Confidential Information (as hereinafter defined) with respect to the other party or its Affiliates unless the disclosing party has received the written

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

advice of independent counsel that disclosure of such terms is required by any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other requirement of any governmental authority or securities exchange to which such disclosing party is subject; provided that prior to such disclosure,
                                        --------
the disclosing party promptly advises and consults with the non-disclosing party or parties concerning the information it proposes to disclose; provided that
                                                               --------
such information may be confidentially disclosed by the parties hereto to their respective Affiliates, directors, officers, employees, agents, accountants, lawyers, financial advisors and other representatives which have a need to know in connection with the transactions contemplated hereby; provided, the foregoing
                                                         --------
shall not apply where such information becomes generally available to the public from a source other than the other party or a representative of the other party and the receiving party reasonably believes that it may permissibly disclose such information; and provided that financial information may be disclosed to
                      --------
the extent required by accounting rules or regulations or the rules or regulations of a securities exchange to which a party is subject.

        (b) For purposes of this Section 9.2, the term "Proprietary Confidential
                                                        ------------------------
Information" shall mean all non-public and all proprietary information relating
-----------
to the Business or the Sellers' Business, as the case may be, and their respective customers and products and services including, without limitation, the following (to the extent that it is and remains non-public and proprietary information): (i) all production information and know-how and all other technical information relating to the production of the products or services of the Business or the Sellers' Business, as the case may be, to the extent that such information is unique to the Business or Sellers' Business, as the case may be; (ii) all information concerning products or services under development by or being tested by the Business or the Sellers' Business, as the case may be, to the extent that such information is unique to the Business or Sellers' Business, as the case may be, but not yet offered for sale; (iii) all information to the extent such information is unique to the Business or Sellers' Business, as the case may be, concerning pricing policies of the Business or the Sellers' Business, the prices charged by the Business or the Sellers' Business to their respective customers, the volume of orders of such customers and other information concerning the transactions of the Business or the Sellers' Business with their respective customers or proposed customers; (iv) the customer lists of the Business or the Sellers' Business, as the case may be; (v) financial information concerning the Business or the Sellers' Business, as the case may be; (vi) information concerning the marketing programs or strategies of the Business or the Sellers' Business, as the case may be; and (vii) all other confidential and proprietary information of the Business or the Sellers' Business.

         (c) Nothing in this Agreement shall be construed as (i) a waiver of any party's rights to protection of their trade secrets and the trade secrets of the Business or the Sellers' Business, as the case may be, under federal, state or other law or to limit or supersede the common law of torts or statutory or other protection of their or their Affiliates' trade secrets where such law provides any party with greater protections or protections for a longer duration than that provided in this Section 9.2; (ii) a restriction on any existing or future granted right of a party or its Affiliates to use any Proprietary Confidential Information; or (iii) an acknowledgement of the existence of a right of a party to use Proprietary Confidential Information that it does not otherwise already have.

     9.3 Buyers Non-Compete. From and after the Closing Date, each Buyer shall
         ------------------
not, and shall cause each of the Purchased Entities and the Subsidiaries and Affiliates of Buyers and/or the Subsidiaries and Affiliates of the Purchased Entities from time to time to not, directly

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

or indirectly, individually or collectively, engage in any Buyer Competitive Activity during the Covered Period; provided, however, that, notwithstanding the
                                    --------  -------
foregoing, (a) neither Buyer and none of their respective Subsidiaries and Affiliates shall be deemed to be engaged in a Buyer Competitive Activity solely by virtue of the ownership of less than twenty percent (20%) of the outstanding voting securities or debt securities of any Person of which it (and its Affiliates) do not have voting or day-to-day operational control and the equity or debt securities of which are traded on an United States or foreign stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; and (b) either Buyer or any of their respective Subsidiaries or Affiliates may acquire a security or other interest of any kind, magnitude, or proportion, whether by subscription, agreement, partnership or otherwise in a Person or business engaged in a Buyer Competitive Activity if (i) in the fiscal year immediately preceding the acquisition, the revenues of such Person or business from the acquired Buyer Competitive Activities do not exceed fifteen percent (15%) of the total revenues of such Person or business and (ii) the aggregate revenues during any fiscal year during the Covered Period derived from Buyer Competitive Activities of all Persons and businesses acquired in accordance with this Section Error! Reference source not found. are not reasonably expected to exceed after giving pro forma effect to the acquisition of such Person or business, $100,000,000 or, if reasonably expected to exceed $100,000,000, that portion of such Person or business engaged in a Buyer Competitive Activity is disposed of within six (6) months of its acquisition and
(iii) the Person acquiring such Person or business agrees in writing with Seller Parent not to take any actions out of the ordinary course that would have the effect of expanding the amount of Buyer Competitive Activities carried out by such Person or business for the balance of the Covered Period.

     For purposes of this Section 9.3, "Buyer Competitive Activity" shall mean
                                        --------------------------
the manufacture or sale of carbonless copying paper in Europe. Buyers, Purchased Entities and their respective Affiliates and Subsidiaries shall not be deemed in violation of this Section 9.3 in the event that any purchaser of carbonless copying paper from any one of them in a transaction that does not violate the provisions hereof resells any such product in Europe and a direct sale of such product into Europe by Buyers, the Purchased Entities or any of their respective Affiliates would have constituted a breach of this Section 9.3 unless and until
                                                               ----------------
Seller Parent provides written notice of such resale to Buyers, in which case Buyers shall be in violation hereof only as to such sales made in Europe by the reseller identified in the written notice following thirty (30) days after the later of (i) delivery of such written notice, or (ii) the resolution of any disputes as to the applicability of this provision.

     9.4  Severability. The invalidity or unenforceability of this Section 9 in
          ------------
any respect shall not affect the validity or enforceability of this Section 9 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 9 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Section 9 or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Section 9 shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

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

     9.5  Enforcement. The parties acknowledge and agree that each other party
          -----------
hereto and its Affiliates are engaged in a highly competitive business and that the protections set forth in this Section 9 are fair and reasonable and are of vital concern to the parties. Buyers specifically acknowledge that, as the senior members of the Purchased Entities' management possess competitively significant confidential information regarding the strategic and business planning and customer relationships of Sellers and their Affiliates, the protections set forth in Section 9.1 are reasonably necessary to protect Sellers' retained business operations from any unfair competitive use of such confidential information. Further, each party acknowledges and agrees that monetary damages for any violation of this Section 9 will not adequately compensate the parties to be benefited by its covenants in this Section 9 with respect to any such violation. Therefore, in the event of a breach by any party of any of the terms and provisions contained in this Section 9, and notwithstanding Section 11, an injured party shall be entitled to obtain damages for any such breach (the amount of such damages being irrespective of the consideration being allocated to the within provisions) and/or to enforce the specific performance of this Section 9 by such breaching party and to enjoin such breaching party from any further violations. In connection therewith, the parties hereby waive, to the fullest extent permitted by law, any requirement for the posting of a bond or other collateral security in connection with any application for injunctive relief. The remedies available to the parties pursuant to this Section 9.5 may be exercised cumulatively in conjunction with all other rights and remedies provided by law.

     9.6  Termination of Covenants.
          ------------------------

          (a) In the event that (i) Buyers, in good faith, reasonably believe that Seller Parent or any of its Subsidiaries or Affiliates other than the Purchased Entities (the "Selling
                         -------

Parties") has defaulted in the performance of its obligations under Section 9.1,
-------
and shall have provided Seller Parent with notice of such default and afforded Seller Parent with ninety (90) days to cease, or cause to be ceased, the activities constituting such default and such activities shall not have ceased within such period, (ii) Seller Parent shall have challenged in writing the validity of the whole or any part of Section 9.1 or (iii) Section 9.1 shall have been found to be unenforceable, in whole or in part, by any court of competent jurisdiction, then the Buying Parties (as defined below) shall, as of such date, be automatically released from all future obligation to comply with the terms of
Section 9.3; provided, that if either Buyer or any of their Subsidiaries or
             --------
Affiliates (including the Purchased Entities) (collectively, the "Buying
                                                                  ------
Parties") engages in Buyer Competitive Activities following a finding of partial
-------
unenforceability of Section 9.1, the Selling Parties shall automatically be released from all future obligation to comply with the terms of Section 9.1; and provided, further, if the Selling Parties are finally determined by any court of
--------  -------
competent jurisdiction not to have engaged in activities which, assuming the provisions of Section 9.1 are fully enforceable, would have been in violation of its duties thereunder, and the Buying Parties have engaged in Buyer Competitive Activities during the Covered Period, Buyers shall indemnify and hold Sellers harmless against all Losses incurred by Sellers and their Affiliates as a result of such Buyer Competitive Activities.

          (b) In the event that (i) Seller Parent, in good faith, reasonably believes any Buying Party has defaulted in the performance of its obligations under Section 9.3, and shall have provided Buyers with notice of such default and afforded Buyers with ninety (90) days to cease, or cause to be ceased, the activities constituting such default and such activities shall not have ceased within such period, (ii) either Buyer shall have challenged in writing the validity of the whole or any part of Section 9.3 or (iii) Section 9.3 shall have been found to be unenforceable in whole or in part by any court of competent jurisdiction, then the Selling Parties shall, as of such date, be automatically released from all future obligation to comply with the terms of Section 9.1; provided that if
                                                           --------
Selling Party engages in Seller Competitive Activities following a finding of partial unenforceability of Section 9.3, the Buying Parties shall automatically be released from all future obligation to comply with the terms of Section 9.3; and provided, further, if the Buying Parties are finally determined by any court
    --------  -------
of competent jurisdiction not to have engaged in activities which, assuming the provisions of Section 9.3 are fully enforceable, would have been in violation of their duties thereunder, and the Selling Parties have engaged in Seller Competitive Activities during the Covered Period, Seller Parent shall indemnify and hold Buyers harmless against all Losses incurred by Buyers and their Affiliates as a result of such Seller Competitive Activities.

        9.7   Continuation of Covenant.
              ------------------------

              (a) If Seller Parent and its Affiliates sell substantially all their business relating to the manufacture of carbonless copying paper in Europe during the Covered Period to a single purchaser in a single transaction and the purchaser is not already engaged in the manufacture of carbonless copy paper, such Selling Party shall, as a condition to such sale, require the purchaser of such business to agree to be bound by the terms of Section 9 of this Agreement to the same extent applicable to the Seller Parent.

              (b) If Buyers, the Purchased Entities and their Affiliates and Subsidiaries sell substantially all of their business relating to the manufacture of carbonless copying paper in the Covered Territory during the Covered Period to a single purchaser in a single transaction and the purchaser is not already engaged in the manufacture of carbonless copy paper, the Buyers shall, as a condition to such sale, require the purchaser of such business to agree to be bound to the terms of Section 9 to the same extent applicable to the Buyers.

10.    TERMINATION.
       -----------

       10.1  Termination Events. Without prejudice to other remedies which may
             ------------------
be available to the parties by law or under this Agreement, this Agreement may terminated and the transactions contemplated herein may be abandoned:

             (a)  by mutual written consent of the parties hereto;

             (b)  by Buyers or Sellers, if any of the conditions set forth in
Section 6.1 shall have become incapable of fulfillment, and shall not have been waived in writing by the party seeking to terminate this Agreement under this
Section 10.1(b);

             (c) by Buyers if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived in writing by Buyers;

             (d) by Buyers or Sellers, by written notice to the other if the Closing shall not have been consummated on or before November 21, 2001, unless extended by written agreement of the parties hereto; provided, however, that the
                                                     --------  -------
right to terminate this Agreement under this Section 10.1(d) shall not be available to any party that (i) has not used, in accordance with Section 5.2, reasonable efforts to consummate and make effective the transactions contemplated by this Agreement or (ii) has breached this Agreement;

             (e) by Buyers, if all of the conditions set forth in Section 6 shall have been satisfied, Buyers shall be ready, willing and able to complete the Closing, and Sellers shall not have made the deliveries required by Section
7.3 on or before ten (10) days following the date designated for Closing pursuant to Section 7.1; and

             (f) by Sellers, if all of the conditions set forth in Section 6 shall have been satisfied, Sellers shall be ready, willing and able to complete the Closing, and Buyers shall not

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

have made the deliveries required by Section 7.2 on or before ten (10) days following the date designated for the Closing pursuant to Section 7.1.

     10.2  Effect of Termination. In the event of any termination of the
           ---------------------
Agreement as provided in Section 10.1 above, then all further obligations of the parties under this Agreement shall terminate without further liability on the part of any party to the others, other than with respect to the obligations of Buyers and Sellers under Section 13.4 of this Agreement.

11.    DISPUTE RESOLUTION.
       ------------------

       11.1  Negotiation Between Executives. Except as otherwise provided
             ------------------------------
elsewhere in this Agreement, the Buyers and the Sellers shall attempt in good faith to resolve any dispute or difference between or among the parties arising out of or relating to this Agreement promptly by negotiation between executives of the relevant parties who have authority to settle the controversy. Either Buyers or Sellers may give the other written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice of dispute and the response shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All such information and all negotiations pursuant to this Section 11.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     11.2  Mediation. If the dispute has not been resolved by negotiation within
           ---------
forty-five (45) days of the disputing party's notice, or if the parties failed to meet within twenty (20) days, the parties endeavor to settle the dispute by confidential and non-binding mediation under the then current CPR Mediation Procedure in effect on the date of this Agreement. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

     11.3  Arbitration. Any dispute or difference between or among the parties
           -----------
arising out of or relating to this Agreement, which has not been resolved by a non-binding procedure pursuant to Sections 11.1 or 11.2 hereof within ninety
(90) days of the initiation of such procedure, shall be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement, by three arbitrators, two of which shall be designated by the respective parties with the third arbitrator to be appointed by the first two arbitrators in accordance with CPR Rule 5.2 or by such other procedures as the parties may elect; provided, however, that if any of the
                                     --------  -------
relevant parties will not participate in a non-binding procedure, the other parties may initiate arbitration pursuant to this Section 11.3 before the expiration of the above period. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration shall be governed by the law of the State of New York. The arbitrator is not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner. Following the final arbitration hearings, the arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrators. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.3 by bringing suit in any court of competent jurisdiction.

     11.4  Fees, Costs and Expenses. All reasonable fees, costs and expenses
           ------------------------
(including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to Section 11.3 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in Section 11.3 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.3 may be assessed (in whole or in part) against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

     11.5  Depositions. In connection with any arbitration commenced pursuant to
           -----------
Section 11.3, each party shall be entitled to depose five (5) witnesses in advance of the final arbitration hearings.

12.  SELLER PARENT GUARANTEE.
     -----------------------

     Seller Parent hereby unconditionally and absolutely guarantees to Buyers the prompt and full payment and performance of all covenants, agreements and other obligations of Sellers hereunder, including but not limited to all of Sellers' indemnification obligations pursuant to Section 5.9 and Sellers' obligations pursuant to Section 8. The foregoing guarantee shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of Sellers hereunder or for any other reason whatsoever. Seller Parent hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Buyers exhaust any right or take any action against Sellers in respect of any of their obligations hereunder.

13.    MISCELLANEOUS AGREEMENTS OF THE PARTIES
       ---------------------------------------

       13.1   Notices. All communications provided for hereunder shall be in
              -------
writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, and,

              If to either Buyer:

              Appleton Papers Inc.
              825 E. Wisconsin Avenue
              P.O. Box 359
              Appleton, WI 54912-0359
              Facsimile: (920) 991- 7256

              Attention: Paul Karch,
              Vice President, Law and
              Public Affairs and
              General Counsel

              with copies to:

              Godfrey & Kahn, S.C.
              780 N. Water Street
              Milwaukee, WI 53202
              Facsimile: (414) 273-5198
              Attention: Christopher B. Noyes

                  State Street Bank and Trust Company
                  Trustee of the ESOP Component of the
                          Appleton Papers Retirement Saving Plan
                  Two International Place
                  Boston, MA 02110
                  Facsimile: (617)
                  Attention: Kelly G. Driscoll


                  Jones Day Reavis & Pogue
                  77 West Wacker
                  Suite 3500
                  Chicago, IL 60601-1692
                  Facsimile: (312) 782-8585
                  Attention: Ronald S. Rizzo

                  If to Seller Parent or either Seller:

                  Arjo Wiggins Appleton p.l.c.
                  St. Clement House
                  Alencon Link
                  Basingstoke
                  Hampshire RG21
                  ENGLAND
                  Facsimile: 011-44-1256-796075
                  Attention: Company Secretary

                  and

                  Arjo Wiggins
                  Washington Plaza
                  29 Rue de Berri
                  75408 Paris
                  Cedex 08
                  FRANCE
                  Facsimile: 011-33-1-5669-3961
                  Attention: Director of Legal Services

                  with a copy to:

                  McDermott, Will & Emery
                  50 Rockefeller Plaza
                  New York, NY 10020
                  Attention: C. David Goldman
                  Facsimile No.: 212-547-5444

or to such other address as any such party shall designate by written notice to the other parties hereto.

     13.2  Transfer Taxes. Buyers shall be responsible for the payment of all
           --------------
sales and transfer taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement.

     13.3 Further Assurances. Upon request from time to time, Sellers and Seller
          ------------------
Parent shall execute or cause their respective Subsidiaries to execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyers, to perfect or record the title of Buyers, or any successor of Buyers, to the assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that Buyers shall reimburse Sellers for all out-of-pocket
          --------
costs and expenses resulting from any such request).

     13.4 Expenses. Subject to Section 13.2, Sellers and Buyers shall each pay their respective expenses (such as legal, investment banker, accounting fees and any fees referenced in Section 5.16) incurred in connection with the origination, negotiation, execution and performance of this Agreement. Sellers agree that Appleton shall advance all reasonable fees and expenses incurred by Buyers in connection with the transactions contemplated hereby, including, without limitation, fees and expenses of counsel and other professional advisors to Buyers ("Transaction Expenses") up to the amount for each such Transaction
            --------------------
Expense set forth on the budget attached hereto as Schedule 13.4 (the "Budget");
                                                   -------------       ------
provided that Appleton shall not advance any fees or amounts payable contingent upon the Closing and Appleton shall have no obligation to advance to Buyers any additional amounts in excess of those amounts set forth in the Budget.

     13.5  Assignment. This Agreement shall inure to the benefit of and be
           ----------
binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, shall be null and void.

     13.6  Amendment; Waiver. This Agreement may be amended, supplemented or
           -----------------
otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     13.7  Joint and Several Liability. Buyers and Sellers hereby acknowledge
           ---------------------------
and agree that all obligations of Sellers herein shall be deemed joint and several obligations of each Seller and that all obligations of Buyers herein shall be deemed joint and several obligations of each Buyer; and any references to Buyers or Sellers hereunder shall, where applicable, refer to the appropriate Buyer or Seller.

     13.8  Schedules. All schedules hereto are hereby incorporated by reference
           ---------
and made a part of this Agreement. Any fact or item which is disclosed on any Schedule to this Agreement or in the Financial Statements shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     13.9  Third Parties. This Agreement does not create any rights, claims or
           -------------
benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

     13.10 Governing Law. This Agreement shall be governed by, and construed in
           -------------
accordance with, the laws of the State of New York.

     13.11 Consent to Jurisdiction. EXCEPT AS IS OTHERWISE PROVIDED IN SECTION
           -----------------------
11, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR

PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     13.12  Entire Agreement. This Agreement and the Ancillary Agreements and
            ----------------
the Exhibits and the Schedules hereto and thereto set forth the entire understanding of the parties hereto as to matters not expressly excepted or excluded herefrom or therefrom.

     13.13  Section Headings; Table of Contents. The section headings contained
            -----------------------------------
in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     13.14  Severability. If any provision of this Agreement shall be declared
            ------------
by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     13.15  Counterparts. This Agreement may be executed in any number of
            ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the date first above written.

                                    ARJO WIGGINS APPLETON p.l.c.

                                    By: /s/ James Morley
                                        Name: James Morley
                                        Title: Director

                                    By: /s/ Luca PaVeri-Fontana
                                        Name:  Luca PaVeri-Fontana
                                        Title: Director

                                    ARJO WIGGINS US HOLDINGS LTD.

                                    By: /s/ Luca PaVeri-Fontana
                                        Name: Luca PaVeri-Fontana
                                        Title:  Authorized Signatory

                                    ARJO WIGGINS NORTH AMERICA INVESTMENTS LTD.

                                    By: /s/ James Morley
                                        Name: James Morley
                                        Title:  Authorized Signatory

                                    PAPERWEIGHT DEVELOPMENT CORP.


                                    By: /s/ Doug Buth
                                        Name: Douglas P. Buth
                                        Title: President

                                    NEW APPLETON LLC


                                    By: /s/ Doug Buth
                                        Name: Douglas P. Buth
                                        Title:  President of Paperweight
                                                Development Corp., sole member
                                                of New Appleton LLC

                                                    [Attachment to Exhibit 10.4]


                                  Schedule 2.3
                                  ------------

                            Terms of Deferred Payment
                            -------------------------

See attached.

                                                    [Attachment to Exhibit 10.4]

                                  Schedule 2.3
                                  ------------

                      Deferred Payment Terms and Conditions
                      -------------------------------------

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01.     Definitions.
                           -----------

         "Administrative Agent" means Toronto Dominion (Texas), Inc., as administrative agent.

         "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "Board of Directors" means:

         (1) with respect to a corporation, the board of directors of the corporation;

         (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

         (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "Buyer 1 Intercompany Acquisition Loan" means the loan by Appleton to Buyer 1 of $478,750,000 utilizing the proceeds of the Senior Subordinated Note, a portion of the term loans under the Credit Agreement and other cash available on the consolidated balance sheet of AWDGP immediately prior to the Closing Date.

         "Buyer 2 Intercompany Acquisition Loan" means the loan by Appleton to Buyer 2 of $67,250,000 utilizing the proceeds of the Senior Subordinated Note, a portion of the term loans under the Credit Agreement and other cash available on the consolidated balance sheet of AWDGP immediately prior to the Closing Date.

         "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

         (1) in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Buyer 1 and its Subsidiaries taken as a whole to any 44 person" (as that term is used in Section 13(d)(3) of the Exchange Act);

         (2) the adoption of a plan relating to the liquidation or dissolution of Buyer 1 or Appleton;

         (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Buyer 1, measured by voting power rather than number of shares;

         (4) the first day on which a majority of the members of the Board of Directors of Appleton and Buyer 1 are not Continuing Directors;

         (5) the first day on which Buyer 1 ceases to be the Beneficial Owner of 100% of the outstanding Capital Stock of Appleton; or

         (6) the failure of the ESOP to own 100% of Buyer 1.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

         (1) the Net Income of any Subsidiary (other than Appleton) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

     (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (3) the Net Income of any Person which is not a Subsidiary or is accounted for by the, equity method of accounting shall be excluded except to the extent of the amount of dividends or distributions actually paid in cash by such Person to the specified Person; and

     (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Appleton or Buyer 1, as the case may be, who:

     (1) was a member of such Board of Directors of such company on the Closing Date; or

     (2) was nominated for election or elected to such Board of Directors in accordance with the Security Holders Agreements or, if inapplicable, with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means that certain Credit Agreement, dated as of November 8, 2001 by and among Buyer 1, Appleton, the several banks and other financial institutions or entities from time to time parties thereto, Bear Steams & Co. Inc., as sole lead arranger and sole bookrunner, Bear Steams Corporate Lending Inc., as syndication agent, LaSalle Bank National Association and U.S. Bank National Association d/b/a Firstar Bank N.A., each as documentation agent and the Administrative Agent, providing for a senior secured credit facility for up to $340.0 million consisting of a $75.0 million four-year revolving credit facility, a $115.0 million four-year term loan A and a $150.0 million five-year term loan B including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and, in each case, together with any amendment thereto that, to the extent it provides for additional borrowings, complies with the terms of Section 5.04.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the Due Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.06 and any Capital Stock that would constitute Disqualified Stock solely because the holders of that Capital Stock have the right to require Buyer 1, or Buyer 1 has the obligation to repurchase, such Capital Stock pursuant to the terms of the ESOP shall not constitute Disqualified Stock.

     "Domestic Subsidiary" means any Subsidiary of Buyer 1 that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Buyer 1 or any of its Subsidiaries.

     "Due Date" means May 8, 2010.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ESOP Documentation" means (a) the Appleton Papers Retirement Savings and Employee Stock Ownership Plan, restated effective January 1, 2001, (b) the Appleton Papers Inc. Employee Stock Ownership Trust, adopted July 19, 2001, (c) all amendments thereto adopted in accordance with Section 5.17 and (d) all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

     (3) agreements or arrangements designed to protect such Person against currency fluctuations or fluctuations in the cost of raw materials, in each case, in amounts reasonably related to such Person's business and operations and not for speculative purposes.

     "Indebtedness" means, with respect to any specified Person and without duplication, any indebtedness of such Person:

     (1) in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) representing the balance deferred and unpaid of the purchase price of any Property; or

     (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guaranty by the specified Person of any Indebtedness of any other Person.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guaranty or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For the purposes of the definition of "Significant Subsidiary", "Investment" shall further include the portion (proportionate to the Equity Interest held in such Subsidiary) of the fair market value of the net assets of any Subsidiary on the Closing Date.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any indebtedness (including any Indebtedness) of such Person or any of its Subsidiaries; and

     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Note Purchase Agreement" means that certain Note Purchase Agreement, dated as of the date hereof, by and between Appleton and Seller Parent.

     "Permitted Business" means (a) any current businesses of the Purchased Entities, (b) any extension of the current businesses of the Purchased Entities and (c) any businesses which takes advantage of Appleton's strategic strengths including, but not limited to, its basic core technologies (for example, encapsulation, coating chemistry, coating application, papermaking and the like).

     "Permitted Indebtedness" shall have the meaning set forth in Section 5.04.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     "Purchase Indebtedness" means the Indebtedness (a) committed or available under the Credit Agreement on the Closing Date and (b) represented by the Senior Subordinated Note on the Closing Date.

     "Purchase Refinancing Indebtedness" means any Indebtedness Incurred by Buyer 1 or its Subsidiaries the proceeds of which are used to refinance, in whole or in part, the Purchase Indebtedness.

     "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the date hereof, by and between Appleton and Seller Parent.

     "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by Buyer 1 or any of its Subsidiaries of any Property now owned or hereafter acquired which has been or is to be sold or transferred by Buyer 1 or any such Subsidiary to such Person with the intention of taking back a lease of such Property.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Holders Agreements" means (i) the Security Holders Agreement by and between Buyer 1 and Appleton Papers Inc. Employee Stock Ownership Trust dated as of November 8, 2001 and the (ii) Security Holders Agreement by and between Buyer 1 and Appleton dated as of November 8, 2001.

     "Senior Subordinated Note" means the $250,000,000 senior subordinated note issued by Appleton on the Closing Date, together with the Note Purchase Agreement and the Registration Rights Agreement.

     "Senior Subordinated Note Refinancing Indebtedness" means any Indebtedness Incurred by Buyer 1 or its Subsidiaries the proceeds of which are used to refinance, in whole or in part, the Senior Subordinated Note.

     "Significant Subsidiary" means (i) Appleton and (ii) each other direct or indirect Subsidiary of Buyer 1 in which the total aggregate Investments of Buyer 1, Appleton and any of Buyer 1's other direct or indirect Subsidiaries exceeds $ 10,000,000.

     "Value Amount" means, as at any date, the positive difference between (a) the present value on such date of $320,882,564 if paid on the Due Date, determined by application of a discount rate of ten percent (10%) per annum (calculated on the basis of a 360-day year for the actual days elapsed), compounded semi-annually minus (b) an amount equal to the sum of (i) the aggregate prepayments of the Deferred Payment received prior to such date (including for this purpose any Change of Control Payments) and (ii) the interest which would accumulate on such amounts from the date of each such prepayment to the date of determination at a rate of interest of ten percent (10%) per annum (calculated on the basis of a 360-day year for the actual days elapsed), compounded semi-annually.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

     SECTION 1.02. Other Defined Terms. All capitalized terms used but not
                   -------------------
defined in this Schedule 2.3 shall have the meanings given such terms in the
                ------------
Agreement.

     SECTION 1.03. Rules of Construction. Unless the context otherwise requires:
                   ---------------------

     (a) a term has the meaning assigned to it;

     (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

     (c) "or" is not exclusive;

     (d) "including" means including without limitation;

     (e) words in the singular include the plural and words in the plural include the singular; and

     (f) Section references are to Sections of this Schedule 2.3 unless the context otherwise requires.

                                    ARTICLE 2

                                DEFERRED PAYMENT

     SECTION 2.01. Payment of Deferred Payment. Buyer 1 shall make all payments
                   ---------------------------
in respect of the Deferred Payment when due in the manner provided herein.

     SECTION 2.02. Optional Prepayment. Buyer 1, at its option, may elect to
                   -------------------
prepay the Deferred Payment in full or in part at any time. If Buyer 1 elects to prepay the Deferred Payment, it shall provide Seller 1 with not less than five
(5) days' prior written notice of the date of prepayment (the "Prepayment Date") and the dollar amount to be prepaid.

     SECTION 2.03. Change of Control. If a Change of Control occurs, Seller 1
                   -----------------
may require Buyer 1 to offer to make all or any part of the then-current Value Amount of the Deferred Payment (a "Change of Control Payment") pursuant to a Change of Control Offer. In the Change of Control Offer, Buyer 1 shall offer a Change of Control Payment in cash on the Change of Control Payment Date. Within twenty (20) days following any Change of Control, Buyer 1 shall mail a notice (a "Change of Control Offer") to Seller 1 describing the transaction or transactions that constitute the Change of Control and offering to make the Change of Control Payment on the date (the "Change of Control Payment Date") specified in the notice, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed and described in such notice. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions hereof, Buyer 1 shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions hereof by virtue of such conflict.

     (a) On the Change of Control Payment Date, Buyer 1 shall,, to the extent lawful, pay to Seller 1 the Change of Control Payment.

     (b) Buyer 1 shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by Buyer 1 and makes (at the Value Amount therefor) the Deferred Payment or the portion thereof properly offered and not withdrawn under the Change of Control Offer.

     SECTION 2.04. Mandatory Prepayment. Seller 1 may require Buyer 1, by
                   --------------------
providing written notice thereof at least thirty (30) days prior to the later of
(a) if the Senior Subordinated Note is repaid in full on or before November 8, 2002 (the "Repayment"), the date seven (7) years and six (6) months after the date of the Repayment and i(b) November 8, 2009 (the later of such dates being the "Mandatory Prepayment Date"), to offer to make all or any part of the then-current Value Amount of the Deferred Payment (a "Mandatory Prepayment"). On the Mandatory Prepayment Date, Buyer 1 shall, to the extent lawful, pay to Seller 1 the Mandatory Prepayment.

     SECTION 2.05. Discharge of Deferred Payment. The Deferred Payment shall be
                   -----------------------------
deemed to have been paid in full upon any payment which results in the Value Amount of the Deferred Payment immediately following such payment to be $0.

                                    ARTICLE 3

                                 EXCHANGE RIGHTS

     Seller 1 shall have the right, at any time and from time to time, to exchange all or any part of the Deferred Payment for one or more new contractual undertakings of Buyer 1 ("Exchange Obligations") and/or one or more notes of Buyer 1 ("Exchange Notes") so long as, in any such case, the Exchange Obligations and/or Exchange Notes (i) do not shorten the Due Date, (ii) do not increase, in the aggregate, (A) the then-current Value Amount or (B) the amount payable on the Due Date, (iii) do not provide for a mean interest rate (or implied interest rate) of any remaining Deferred Payment, all Exchange Notes and all Exchange Obligations exceeding ten percent (10%) per annum, (iv) do not give rise to a default under the Purchase Indebtedness or any Permitted Indebtedness,
(v) do not require interest, principal or other payments in cash prior to the Due Date, (vi) are not secured by the grant of any collateral or security interest, (vii) are not guaranteed by additional guarantors or assumed by additional obligors, (viii) do not include any additional covenants, events of default or representations or warranties, (ix) do not include any additional mandatory prepayment or redemption provisions, (x) do not include or require the payment of additional fees in connection therewith, (xi) do not result in any other increased costs to Buyer 1 (other than incidental costs relating to the performance of its obligations hereunder), (xii) are issued in compliance with all applicable securities laws, and (xiii) do not result in any adverse tax consequences to Buyer 1.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. Representations and Warranties of' Buyer 1. Buyer 1
                       ------------------------------------------
hereby represents and warrants to Seller 1 that, as of the date hereof and as of the Closing Date:

         (a) Assuming the accuracy of the representations and warranties of Seller 1 set forth in Section 4.02, no registration under the Securities Act of the right to the Deferred Payment is required for the granting of the Deferred Payment as contemplated hereby.

         (b) None of the execution, delivery and performance of the Agreement, the granting of the right to the Deferred Payment and the consummation of the transactions contemplated thereby, will violate Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System or analogous foreign laws and regulations.

         (c) Buyer 1 does not intend to, nor believes that it will, incur debts beyond its ability to pay such debts as they mature. The present fair saleable value of the consolidated assets of Buyer 1 exceeds the amount that will be required to be paid on or in respect of its existing consolidated debts and other liabilities (including contingent liabilities) as they become absolute and matured. The consolidated assets of Buyer 1 do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Upon the incurrence of the obligation to make the Deferred Payment, the present fair saleable value of the consolidated assets of Buyer 1 will exceed the amount that will be required to be paid on or in respect of its existing consolidated debts and other liabilities (including contingent liabilities) as they become absolute and matured. Upon the incurrence of the obligation to make the Deferred Payment, the consolidated assets of Buyer 1 will not constitute unreasonably small capital to carry out its business as now conducted, including the capital needs of Buyer 1, taking into account the projected capital requirements and capital availability.

         (d) There exist no conditions that constitute a default (or an event which with notice or the lapse of time, or both, would constitute a default) under the Credit Agreement, the Senior Subordinated Note or any agreements or documents executed in connection therewith.

         SECTION 4.02. Representations and Warranties of Seller 1. Seller 1
                       ------------------------------------------
hereby represents and warrants to Buyer 1 that, as of the date hereof and as of the Closing Date:

         (a) Seller 1 is aware that Buyer 1's obligation to make the Deferred Payment is not registered under the Securities Act, or under any state or foreign securities laws.

         (b) Seller 1 is an "accredited investor" (as such term is defined in Rule 501 promulgated under the Securities Act).

         (c) Seller 1 is not an underwriter, as such term is defined under the Securities Act, and Seller 1 is holding its rights in respect of the Deferred Payment solely for investment, with no present intention to distribute such rights to any Person, and Seller 1 will not sell or otherwise dispose of its right to the Deferred Payment except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

                                    ARTICLE 5

                                    COVENANTS

         SECTION 5.01.  Corporate Existence. Buyer 1 shall do or cause to be
                        -------------------
done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided,
                                                                    --------
however, that Buyer 1 shall not be required to preserve any such right or franchise if the Board of Directors of Buyer 1 shall determine that the preservation thereof is no longer desirable in the conduct of the business of Buyer 1 and that the loss thereof is not disadvantageous in any material respect to Seller 1.

         SECTION 5.02.  Reports.
                        -------

         (a) Buyer 1 shall deliver to Seller 1, within fifteen (15) days after Appleton is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Appleton may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Further, Buyer 1 shall deliver to Seller 1 any additional information provided to the holders of the Senior Subordinated Note or any Senior Subordinated Note Refinancing Indebtedness coincident with the provision of any such information to such holders.

         (b) Delivery of such reports, information and documents to Seller 1 is for informational purposes only and Seller 1's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Buyer 1's compliance with any of its covenants hereunder.

         SECTION 5.03.  Maintenance of Property. Buyer 1 shall cause all
                        -----------------------
Property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted; provided, however, that nothing in this
                                        --------
Section 5.03 shall prevent Buyer 1 from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of Buyer 1, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to Seller 1.

         SECTION 5.04.  Limitation on Incurrence of Indebtedness. Buyer 1 shall
                        ----------------------------------------
not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable (collectively, "Incur"), contingently or otherwise, with respect to any Indebtedness, and Buyer 1 shall not, nor shall it permit any Subsidiary to, issue any Disqualified Stock; provided that, notwithstanding the foregoing, the
                              --------
following Persons may Incur the following Indebtedness (collectively, "Permitted Indebtedness"):

         (a)  Buyer 1 may Incur the following Indebtedness:

                  (i) guarantees of the Purchase Indebtedness or any Purchase Refinancing Indebtedness permitted pursuant to be Incurred pursuant to this Section 5.04;

                  (ii)  the Buyer 1 Intercompany Acquisition Loan;

                  (iii) other Indebtedness not to exceed $5,000 at any time outstanding;

                  (iv) loans payable to Seller Parent pursuant to the terms of the Fox River Indemnification Agreements; and

                  (v)   any guarantee of the Indebtedness permitted by clauses
         (c)(i) and (c)(ii) below.

         (b)      Buyer 2 may Incur the following Indebtedness;

                  (i)   Buyer 2 Intercompany Acquisition Loan;

                  (ii)  any guarantee of the Indebtedness permitted by clauses
         (c)(i) and (c)(ii) below; and

                  (iii) loans payable by to Seller Parent pursuant to the terms of the Fox River Indemnification Agreements.

         (c)      Appleton and its Subsidiaries may incur the following
         Indebtedness:

                  (i)   the Purchase Indebtedness;

                  (ii) any Purchase Refinancing Indebtedness not in excess of the then outstanding principal amount of the Purchase Indebtedness refinanced;

                  (iii) any guarantees of the Indebtedness permitted by the foregoing clauses (a)(iv), (b)(iii), (c)(i) and (c)(ii);

                  (iv) loans payable by Buyer 1 and its Subsidiaries to Seller Parent pursuant to the terms of the Fox River Indemnification Agreements;

                  (v) an Incurrence of Indebtedness following which (A) the aggregate resulting Indebtedness and Attributable Debt (excluding any so-called working capital facilities) of Buyer 1 and its Subsidiaries is $635,000,000 or less and (B) the Indebtedness resulting from such Incurrence which is not used to discharge existing Indebtedness, when taken together with all other Indebtedness or Attributable Debt incurred pursuant to this Section 5.04(c)(v) or Section 5.04(c)(vi) which remains outstanding on such date, does not exceed $ 100,000,000; and

                  (vi) an Incurrence of Indebtedness if reasonably necessary to avoid a default under the terms of the Purchase Indebtedness or any Purchase Refinancing Indebtedness and the proceeds of such Incurrence are immediately and directly applied to avoid such default.

         SECTION 5.05.  Limitation on Sale and Leaseback Transactions. Buyer 1
                        ---------------------------------------------
shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction; provided that Buyer 1 or any Subsidiary may enter into a
                       --------
sale and leaseback transaction if:

         (1) Buyer 1 or such Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 5.04; and

         (2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of Buyer 1, of the property that is the subject of that sale and leaseback transaction.

         SECTION 5.06.  Limitation on Restricted Payments.  Buyer 1 shall not,
                        ---------------------------------
directly or indirectly:

         (a) declare or pay any dividend or make any other payment or distribution on account of its Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving Buyer 1) or to the direct or indirect holders of Buyer 1's Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock)); or

         (b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Buyer 1) any Capital Stock of Buyer 1,

(any such payments and other actions set forth in clauses (a) and (b) above being collectively referred to as "Restricted Payments"); provide , however,
                                                          -------
that so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit Buyer 1 from (i) issuing Capital Stock (other than Disqualified Stock) to the employee stock ownership component of the ESOP as an employer contribution to the ESOP,
(ii) satisfying its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon the death, disability or termination of employment of such participants or upon the exercise by any such participant of his or her diversification rights under the ESOP Documentation and (iii) making loans to the ESOP to permit the ESOP to make loans or to fund hardship distributions to participants in the ESOP in accordance with the ESOP Documentation; provided that such Restricted Payment,
                                        --------
together with the aggregate amount of all other Restricted Payments made by Buyer 1 after the Closing Date pursuant to clauses (ii) and (iii) above is less than the sum, without duplication, of:

         (A) 30% of the Consolidated Net Income of Buyer 1 for the period (taken as one accounting period) from the beginning of the most recent full fiscal quarter commencing prior to the Closing Date to the end of Buyer 1's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

         (B) 100% of the aggregate net cash proceeds received by Buyer 1 since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Buyer 1 (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable debt securities of Buyer 1 that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Buyer 1).

         SECTION 5.07.  Limitation on the Sale or Issuance of Capital Stock of
                        ------------------------------------------------------
Subsidiaries. Buyer 1 shall not permit any of its Subsidiaries to issue any
------------
Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Buyer 1 or a Wholly Owned Subsidiary of Buyer 1.

         SECTION 5.08.  Business Activities.
                        -------------------

         (a) Buyer 1 shall not conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of Appleton or those related to the ESOP and its participants.

         (b) Buyer 1 shall not permit any Subsidiary to engage in any business other than Permitted Businesses, except to such extent as would not be material to Buyer 1 and its Subsidiaries taken as a whole.

         SECTION 5.09.  Limitation of Restrictions on Distributions from
                        ------------------------------------------------
Subsidiaries. Buyer 1 shall not, and shall not permit any Subsidiary to, create
------------
or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Buyer 1 or a Subsidiary or pay any Indebtedness owed to Buyer 1 or a Subsidiary, (b) make any loans or advances to Buyer 1 or a Subsidiary or (c) transfer any of its Property or assets to Buyer 1 or a Subsidiary except any encumbrance or restriction pursuant to the Purchase Indebtedness or any Purchase Refinancing Indebtedness.

         SECTION 5.10.  Limitation on Affiliate Transactions.
                        ------------------------------------

         (a) Buyer 1 shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (1) the Affiliate Transaction is on terms that are no less favorable to Buyer 1 or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Buyer 1 or such Subsidiary with an unrelated Person; and

         (2) Buyer 1 delivers to Seller 1:

             (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

         (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior subparagraph
(a):

     (1) any employment, termination protection, deferred compensation, incentive, non-competition, benefit, consulting, indemnification or similar agreement or plan entered into by Buyer 1 or any of its Subsidiaries in the ordinary course of business with officers, directors or employees of Buyer 1 or such Subsidiary;

     (2) transactions between or among Buyer 1 and/or one or more of its Wholly-Owned Subsidiaries;

     (3) transactions with a Person that is an Affiliate of Buyer 1 or any Subsidiary solely because Buyer 1 owns Capital Stock in, or controls such Person;

     (4) payment of reasonable compensation (including equity-based compensation) and expense reimbursements to members of the Board of Directors who are not otherwise Affiliates of Buyer 1 or any Subsidiary;

     (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

     (6) Restricted Payments permitted by Section 5.06;

     (7) the repurchase by Buyer 1, or the issuance by Buyer 1, of shares of its Capital Stock, from or to the ESOP, as the case may be, pursuant to the terms of the ESOP, not otherwise prohibited hereby;

     (8) agreements, with Seller Parent and/or its Affiliates, in existence at closing, as amended, modified or supplemented from time to time; and

     (9) amendments, modifications or supplements to the ESOP made from time to time as are required by law or that do not adversely affect the legal rights of Seller 1 hereunder.

     SECTION 5.11. Ownership of Appleton. Buyer 1 shall at all times be the
                   ---------------------
direct or indirect beneficial owner of 100% of the outstanding Capital Stock of Appleton.

     SECTION 5.12. Maintenance of Non-Investment Company Status. Buyer 1 shall
                   --------------------------------------------
not at any time be or become an "investment company" registered or required to become so registered under the Investment Company Act of 1940 or any successor law, rule or regulation.

     SECTION 5.13. Maintenance of "S Corporation" Status. Buyer 1 shall not and
                   -------------------------------------
shall not permit any of its Subsidiaries to take any action that would terminate, or may lead to the termination of, Buyer 1's qualification as an "S Corporation" or the qualification of any

Domestic Subsidiary (that is treated as a corporation for United States federal income tax purposes) (other than any such Subsidiary that is an "Ineligible Corporation" under Section 1361(b)(2) of the Code) as a "qualified subchapter S subsidiary," in each case, under Subchapter S of the Code.

     SECTION 5.14. Certificate as to Default. Buyer 1 shall deliver to Seller 1
                   -------------------------
within one hundred twenty (120) days after the end of each fiscal year of Buyer 1 (which on the date hereof is December 31) ending after the date hereof, a certificate from the principal executive officer, principal financial officer or principal accounting officer of Buyer 1, stating whether or not, to the best knowledge of such officer, Buyer 1 has complied with all conditions and covenants hereunder, under the Purchase Indebtedness and the Permitted Indebtedness, and, if Buyer 1 shall be in Default, specifying all such Defaults and the nature thereof of which such officer may have knowledge. For the purposes of this Section 5.14, compliance shall be determined without regard to any period of grace or requirement of notice hereunder.

     SECTION 5.15. Notice of Default. Buyer 1 shall deliver written notice to
                   -----------------
Seller 1 ten (10) days after any officer of Buyer 1 has knowledge of the occurrence of any event which with the giving of notice or the lapse of time or both would become an Event of Default under Section 6.01.

     SECTION 5.16. Compliance with Obligations. Buyer 1 shall comply, and shall
                   ---------------------------
cause each of its Subsidiaries to comply, with the foregoing covenants, except to the extent Seller 1 otherwise consents in writing.

     SECTION 5.17. Limitation on Amendment of Certain Agreements. Without the
                   ---------------------------------------------
consent of Seller 1, Buyer 1 shall not, and shall cause Appleton not to, amend, modify or alter (a) either of the Security Holder Agreements or (b) any of the ESOP Documentation in any way except (i) as may be required by applicable law,
(ii) to change a notice or address, (iii) to cure ambiguities, omissions, defects or inaccuracies in a manner that is not adverse to Seller 1 or (iv) to make any change that would provide any additional rights or benefits to Seller 1 or that does not adversely affect the legal rights of Seller 1.

                                    ARTICLE 6

                              DEFAULTS AND REMEDIES

     SECTION 6.01. Events of Default. Except where otherwise indicated by the
                   -----------------
context or where the term is otherwise defined for a specific purpose, the term "Event of Default," wherever used herein with respect to the Deferred Payment, shall mean any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (a) Buyer 1 defaults in any payment of the Deferred Payment when it becomes due and payable (including any payment due pursuant to a Change of Control Offer);

     (b) default in the performance, or breach, of the obligations of Buyer 1 under Section 5.15;

     (c) default in the performance, or breach, of any other covenant of Buyer 1 herein, and continuance of such default or breach for a period of forty-five
(45) days after notice to Buyer 1 from Seller 1; or

     (d) any representation or warranty made by Buyer 1 herein or in the Agreement shall prove to have been inaccurate in any material respect on or as of the date made and such inaccuracy has a direct financial consequence of Fifty Thousand Dollars ($50,000) or more;

     (e) failure by Buyer 1 or any Subsidiary to pay final judgments aggregating in excess of $10,000,000 which judgements are not covered by insurance, paid, discharged or stayed for a period of ninety (90) days; provided, however, no such failure shall constitute an Event of Default unless the Indebtedness under the Credit Agreement shall have been accelerated by reason of an event described in Section 9(h) thereof; or

     (f) the entry of a decree or order for relief in respect of Buyer 1 or any Significant Subsidiary by a court having jurisdiction in the premises in an involuntary case under the Bankruptcy Code, or any other Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Buyer 1 or any Significant Subsidiary or of any substantial part of the Property of Buyer 1 or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of Buyer 1 or any Significant Subsidiary, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

     (g) the commencement by Buyer 1 or any Significant Subsidiary of a voluntary case under the Bankruptcy Code, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Buyer 1 or any Significant Subsidiary or of any substantial part of the Property of Buyer 1 or any Significant Subsidiary, or the making by Buyer 1 or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by Buyer 1 or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Buyer 1 or any Significant Subsidiary in furtherance of any such action.

     SECTION 6.02. Acceleration. If an Event of Default with respect to the
                   ------------
Deferred Payment (other than an Event of Default specified in Section 6.01(f) or 6.01(g) with respect to Buyer 1) occurs and is continuing, then and in every such case, Seller 1 may declare then-current Value Amount of the Deferred Payment to be immediately due and payable, by a notice in writing to Buyer 1. Upon such a declaration, the Value Amount of the Deferred Payment shall be due and payable immediately.

     If an Event of Default specified in Section 6.01(f) or 6.01(g) occurs with respect to Buyer 1, the Deferred Payment shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Seller 1.

     SECTION 6.03. Other Remedies. If an Event of Default occurs and is
                   --------------
continuing, Seller 1 may pursue any available remedy to collect the payment of the Value Amount of the Deferred Payment or to enforce the performance of any provision hereof.

     A delay or omission by Seller 1 in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

                                    ARTICLE 7

                               BOARD OF DIRECTORS

     (a) At any time following the occurrence and during the continuance of a default under any Purchase Indebtedness or Purchase Refinancing Indebtedness as a result of a nonpayment of principal, interest or other amounts due thereunder when due which continues for a period of thirty (30) days beyond any applicable grace period (a "Covered Default"), Buyer 1 agrees that it shall cause (i) if Seller 1 or its Affiliates are the owners of 50% or more of the Deferred Payment outstanding on such date, one (1) Person designated by Seller 1 to be elected as a member of the Board of Directors of Appleton or (ii) at all other times, two
(2) Persons designated by Seller 1 to be elected as members of the Board of Directors of Appleton.

     (b) At all times thereafter, Seller 1 shall have the right to require the removal, with or without cause, of any such director.

     (c) In the event that Seller 1 shall require the removal of any director or directors which it has designated, then Buyer 1 shall cause Appleton to promptly effect such removal.

     (d) In the event a vacancy is created on the Board of Directors of Appleton by reason of the death, removal or resignation of any director designated by Seller 1, Buyer 1 shall promptly cause a replacement director designated by Seller 1 to be elected to fill such vacancy.

     (e) Buyer 1 shall cause Appleton to compensate Seller 1's representatives as it does its most highly compensated Board of Directors member (other than members who are also employees of Appleton) and indemnify Seller 1 and its Board of Directors designees to the fullest extent permitted by the Wisconsin business corporation law.

     (f) Any director designated by Seller 1 hereunder shall be subject to removal by Buyer 1 or the remaining directors, in each case without cause, upon
(i) a cure of the related Covered Default reasonably acceptable to Seller 1 or
(ii) the written waiver of the related Covered Default by Seller 1.

                                    ARTICLE 8

                                 TRANSFERABILITY

     Notwithstanding any provision of the Agreement to the contrary, the right to receive the Deferred Payment, together with any Exchange Obligation or Exchange Note, may be sold,

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pledged or otherwise transferred, in whole or in part, to (a) any Affiliate of
Seller 1, (b) any "accredited investors" or (c) with the prior written consent of Buyer 1 (not to be unreasonably withheld), to any other Person not in direct competition with the Business. In connection with any such transfer, Buyer 1 shall be provided with such certifications and opinions of counsel reasonably requested by Buyer 1 or its counsel in connection therewith, in form reasonably acceptable to Buyer 1, to the effect that such transfer is in compliance with the Securities Act and applicable state securities laws.

     In the event that Seller 1 transfers any of its right to receive the Deferred Payment or any Exchange Obligation or Exchange Note, thereafter: (i) any notices to be given to such transferees shall be deemed given if delivered to Seller 1; (ii) any consents or waivers requested by Buyer 1 with respect to the Deferred Payment or such Exchange Obligations or Exchange Notes may be made, granted or denied by Seller 1 and any such decision shall be binding on Seller 1 and all transferees and holders of the right to receive the Deferred Payment, the Exchange Obligations or Exchange Notes, (iii) any amendments or modifications to this Schedule 2.3 may be made and approved by Seller 1 and any such amendment or modification shall be binding on Seller 1 and all transferees and holders of the right to receive the Deferred Payment, the Exchange Obligations or Exchange Notes, and (iv) a notice from any such transferee shall be deemed delivered only if delivered by Seller 1.

                                    ARTICLE 9

                                RIGHT OF SET-OFF

     The Deferred Payment shall be subject to the Buyers' right of set-off described in Section 8.6 of the Agreement; provided that such right of set-off
                                           --------
shall be terminated if Seller 1 substitutes security for the performance of Sellers' and Seller Parent's obligations under Article 8 of the Agreement, that is acceptable to Buyer 1.

                                   ARTICLE 10

                                  SUBORDINATION

     Seller 1's right to receive the Deferred Payment, as well as any Exchange Obligations and/or Exchange Notes, are subject to the terms of that certain Subordination Agreement, dated as of the Closing Date, by and among Buyer 1, Seller 1 and the Administrative Agent.

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